Exhibit 2.1

FORM OF

SEPARATION AND DISTRIBUTION AGREEMENT

BY AND BETWEEN

EBAY INC.

AND

PAYPAL HOLDINGS, INC.

DATED AS OF [•], 201[•]

-i-

5.5	Post-Effective Time Conduct	52
5.6	Conduct of Certain Intellectual Property Matters	52

ARTICLE VI EXCHANGE OF INFORMATION; CONFIDENTIALITY		52

6.1	Agreement for Exchange of Information	52
6.2	Ownership of Information	53
6.3	Compensation for Providing Information	53
6.4	Record Retention	54
6.5	Limitations of Liability	54
6.6	Other Agreements Providing for Exchange of Information	54
6.7	Production of Witnesses; Records; Cooperation	55
6.8	Privileged Matters	55
6.9	Confidentiality	58
6.10	Protective Arrangements	59

ARTICLE VII DISPUTE RESOLUTION		60

7.1	Good-Faith Negotiation	60
7.2	Escalation Committee	60
7.3	Non-Binding Mediation	61
7.4	Arbitration; Litigation	61
7.5	Litigation and Unilateral Commencement of Arbitration	63
7.6	Conduct During Dispute Resolution Process	63

ARTICLE VIII FURTHER ASSURANCES AND ADDITIONAL COVENANTS		63

8.1	Further Assurances	63

ARTICLE IX TERMINATION		64

9.1	Termination	64
9.2	Effect of Termination	64

ARTICLE X MISCELLANEOUS		64

10.1	Counterparts; Entire Agreement; Corporate Power	64
10.2	Governing Law	65
10.3	Assignability	65
10.4	Third-Party Beneficiaries	66
10.5	Notices	66
10.6	Severability	66
10.7	Force Majeure	67
10.8	No Set-Off	67
10.9	Publicity	67
10.10	Expenses	67
10.11	Headings	67
10.12	Survival of Covenants	67
10.13	Waivers of Default	68
10.14	Specific Performance	68
10.15	Amendments	68
10.16	Interpretation	68
10.17	Limitations of Liability	69
10.18	Performance	69
10.19	Mutual Drafting	69

-ii-

SCHEDULES

Schedule 1.1	Commercial Agreements
Schedule 1.2(b)	eBay Discontinued or Divested Businesses
Schedule 1.3	eBay GPI Software
Schedule 1.4	eBay Patents
Schedule 1.5	eBay Proceedings
Schedule 1.6	eBay Specified Actions
Schedule 1.7	eBay Specified Persons
Schedule 1.8	Joint Proceedings
Schedule 1.9(a)	Licensed eBay Software
Schedule 1.10(a)	Licensed PayPal Software
Schedule 1.11(b)	PayPal Discontinued or Divested Businesses
Schedule 1.12(k)	PayPal Contracts (Other)
Schedule 1.13	PayPal GPI Software
Schedule 1.14(a)	PayPal Information Technology
Schedule 1.15(c)	PayPal Registered IP
Schedule 1.15(d)	PayPal Other IP
Schedule 1.16	PayPal Patents
Schedule 1.17	PayPal Proceedings
Schedule 1.18(a)	PayPal Real Property (Owned)
Schedule 1.18(b)	PayPal Real Property Leases
Schedule 1.19	PayPal Specified Actions
Schedule 1.20	PayPal Specified Persons
Schedule 1.21(d)	Shared Contingent Liabilities (Other)
Schedule 1.22	Specified eBay Patents
Schedule 1.23	Specified PayPal Patents
Schedule 1.24	Transferred Entities
Schedule 2.1(a)	Plan of Reorganization
Schedule 2.2(a)(xv)	PayPal Assets (Other)
Schedule 2.2(b)(iii)	eBay Intellectual Property
Schedule 2.2(b)(vii)	eBay Assets (Other)
Schedule 2.3(a)(vii)	PayPal Liabilities (Other)
Schedule 2.3(b)(vi)	eBay Liabilities (Other)
Schedule 2.7(b)(ii)	Intercompany Agreements
Schedule 2.8(a)	Three-Party Contracts
Schedule 4.2(d)	Certain Ancillary Agreements
Schedule 4.3(f)	Specified eBay Information
Schedule 5.6	Conduct of Certain Intellectual Property Matters

EXHIBITS

Exhibit A	Amended and Restated Certificate of Incorporation of PayPal Holdings, Inc.
Exhibit B	Amended and Restated Bylaws of PayPal Holdings, Inc.

-iii-

SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT, dated as of [•], 201[•] (this “Agreement”), is by and between eBay Inc., a Delaware corporation (“eBay”), and PayPal Holdings, Inc., a Delaware corporation (“PayPal”). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I.

R E C I T A L S

WHEREAS, the board of directors of eBay (the “eBay Board”) has determined that it is in the best interests of eBay and its stockholders to create a new publicly traded company that shall operate the PayPal Business;

WHEREAS, in furtherance of the foregoing, the eBay Board has determined that it is appropriate and desirable to separate the PayPal Business from the eBay Business (the “Separation”) and, following the Separation, make a distribution, on a pro rata basis, to holders of eBay Shares on the Record Date of all of the outstanding PayPal Shares owned by eBay (the “Distribution”);

WHEREAS, PayPal has been incorporated solely for these purposes and has not engaged in activities except in preparation for the Separation and the Distribution;

WHEREAS, the transfer by eBay of the PayPal Assets and the PayPal Liabilities to PayPal (the “Contribution”) and the Distribution, taken together, are intended to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under Section 355 and 368(a)(1)(D) of the Code;

WHEREAS, eBay expects to receive an opinion of outside legal counsel regarding the qualification of the Contribution and the Distribution, taken together, as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code (the “Tax Opinion”);

WHEREAS, PayPal and eBay have prepared, and PayPal has filed with the SEC, the Form 10, which includes the Information Statement, and which sets forth disclosure concerning PayPal, the Separation and the Distribution; and

WHEREAS, each of eBay and PayPal has determined that it is appropriate and desirable to set forth the principal corporate transactions required to effect the Separation and the Distribution and certain other agreements that will govern certain matters relating to the Separation and the Distribution and the relationship of eBay, PayPal and the members of their respective Groups following the Distribution.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

For the purpose of this Agreement, the following terms shall have the following meanings:

“Action” shall mean any demand, action, claim, counterclaim, dispute, suit, countersuit, arbitration, hearing, inquiry, subpoena, proceeding, examination or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial, appellate or otherwise) by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” shall mean, when used with respect to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract or otherwise. It is expressly agreed that, prior to, at and after the Effective Time, for purposes of this Agreement and the Ancillary Agreements, (a) no member of the PayPal Group shall be deemed to be an Affiliate of any member of the eBay Group and (b) no member of the eBay Group shall be deemed to be an Affiliate of any member of the PayPal Group.

“Agent” shall mean the trust company or bank duly appointed by eBay to act as distribution agent, transfer agent and registrar for the PayPal Shares in connection with the Distribution.

“Agreement” shall have the meaning set forth in the Preamble.

“Ancillary Agreement” shall mean any agreements (other than this Agreement) entered into by the Parties or the members of their respective Groups (but as to which no Third Party is a party) in connection with the Separation, the Distribution, and the other transactions contemplated by this Agreement, including the Operating Agreement, the Transition Services Agreement, the Tax Matters Agreement, the Employee Matters Agreement, the Intellectual Property Matters Agreement, the Colocation Services Agreements, the Product Development Agreement, the Data Sharing Addendum and the Transfer Documents; provided, that no Commercial Agreement shall be an Ancillary Agreement.

“Approvals or Notifications” shall mean any consents, waivers, approvals, permits or authorizations to be obtained from, notices, registrations or reports to be submitted to, or other filings to be made with, any third Person, including any Governmental Authority.

“Arbitration Request” shall have the meaning set forth in Section 7.4(a).

“Arbitration Rules” shall have the meaning set forth in Section 7.4(a).

“Assets” shall mean, with respect to any Person, the assets, properties, claims and rights (including goodwill) of such Person, wherever located (including in the possession of vendors or other third Persons or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of such Person, including rights and benefits pursuant to any contract, license, permit, indenture, note, bond, mortgage, agreement, concession, franchise, instrument, undertaking, commitment, understanding or other arrangement.

“Cash Amounts” shall have the meaning set forth in Section 2.12.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Colocation Services Agreements” shall mean the Colocation Services Agreements to be entered into by and between eBay and PayPal or the members of their respective Groups in connection with the Separation, the Distribution and the other transactions contemplated by this Agreement.

“Commercial Agreements” shall mean the agreements entered into by the Parties or the members of their respective Groups (but as to which no Third Party is a party) set forth on Schedule 1.1.

“Contribution” shall have the meaning set forth in the Recitals.

“Data Sharing Addendum” shall mean the Data Sharing Addendum to be entered into by and between eBay and PayPal or the members of their respective Groups pursuant to the Operating Agreement and in connection with the Separation, the Distribution and the other transactions contemplated by this Agreement.

“Delayed eBay Asset” shall have the meaning set forth in Section 2.4(h).

“Delayed eBay Liability” shall have the meaning set forth in Section 2.4(h).

“Delayed PayPal Asset” shall have the meaning set forth in Section 2.4(c).

“Delayed PayPal Liability” shall have the meaning set forth in Section 2.4(c).

“Disclosure Document” shall mean any registration statement (including the Form 10) filed with the SEC by or on behalf of any Party or any member of its Group, and also includes any information statement (including the Information Statement), prospectus, offering memorandum, offering circular, periodic report or similar disclosure document, whether or not filed with the SEC or any other Governmental Authority, in each case which describes the Separation or the Distribution or the PayPal Group or primarily relates to the transactions contemplated hereby.

“Dispute” shall have the meaning set forth in Section 7.1.

“Distribution” shall have the meaning set forth in the Recitals.

“Distribution Date” shall mean the date of the consummation of the Distribution, which shall be determined by the eBay Board in its sole and absolute discretion.

“Distribution Ratio” shall mean a number equal to [•].

“eBay” shall have the meaning set forth in the Preamble.

“eBay Accounts” shall have the meaning set forth in Section 2.9(a).

“eBay Assets” shall have the meaning set forth in Section 2.2(b).

“eBay Board” shall have the meaning set forth in the Recitals.

“eBay Business” shall mean (a) the business, operations, products, platforms, services and activities of the Marketplaces segment of eBay conducted at any time prior to the Effective Time by either Party or any member of its Group, (b) any terminated, divested or discontinued businesses, operations and activities that, at the time of termination, divestiture or discontinuation, primarily related to the business, operations or activities described in clause (a) as then conducted, including those set forth on Schedule 1.2(b), and (c) the Enterprise Business.

“eBay Data Center Infrastructure” shall mean all: (a) eBay GPI Software; and (b) Information Technology that is (i) located as of the Effective Time at the data centers operated by eBay or any of its Subsidiaries located in: Denver, Colorado; Las Vegas, Nevada; Phoenix, Arizona; Reno, Nevada; and Salt Lake City, Utah and (ii) necessary to operate such data centers (which shall not, for clarity, be deemed to include any proprietary Technology of PayPal or any PayPal Group member).

“eBay GPI Software” shall mean the Software set forth on Schedule 1.3.

“eBay Group” shall mean eBay and each Person that is a Subsidiary of eBay (other than PayPal and any other member of the PayPal Group).

“eBay Indemnified Parties” shall have the meaning set forth in Section 4.2.

“eBay Liabilities” shall have the meaning set forth in Section 2.3(b).

“eBay Name and eBay Marks” shall mean the names, marks, trade dress, logos, monograms, domain names and other source or business identifiers of either Party or any member of its Group using or containing “eBay”, either alone or in combination with other words or elements, and all names, marks, trade dress, logos, domain names and other source or business identifiers confusingly similar to or embodying any of the foregoing either alone or in combination with other words or elements, together with the goodwill associated with any of the foregoing.

“eBay Patents” shall mean: (a) the issued patents set forth on Schedule 1.4; (b) any patent issuing on any patent application set forth on Schedule 1.4; (c) any patent claims issuing on any patent application that claims priority from, and that cover exclusively subject matter that is entitled to priority to, any patent or patent application set forth on Schedule 1.4

(including any divisional, continuation, continuation-in-part, reissue, reexamination, or extension) with a priority date that is on or before the Distribution Date; and (d) any foreign counterpart of any of the foregoing patents and patent applications with a priority date that is on or before the Distribution Date.

“eBay Proceedings” shall mean the proceedings set forth in Schedule 1.5.

“eBay Shares” shall mean the shares of common stock, par value $0.001 par per share, of eBay.

“eBay Specified Actions” shall mean those Actions set forth on Schedule 1.6.

“eBay Specified Persons” shall mean the Persons set forth on Schedule 1.7.

“eBay Stock Exchange” shall mean The NASDAQ Stock Market.

“Effective Time” shall mean 11:59:59 p.m., New York City time, on the Distribution Date.

“Employee Matters Agreement” shall mean the Employee Matters Agreement to be entered into by and between eBay and PayPal or the members of their respective Groups in connection with the Separation, the Distribution and the other transactions contemplated by this Agreement.

“Enterprise Business” shall mean all businesses, operations, products, platforms, services and activities (whether or not such businesses, operations or activities are or have been terminated, divested or discontinued) of the Enterprise segment of eBay conducted at any time prior to the Effective Time by either Party or any member of its Group.

“Escalation Committee” shall have the meaning as set forth in Section 7.2.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Executable Code” shall mean the fully compiled version of a computer program that can be executed by a computer and used by an end user without further compilation.

“Force Majeure” shall mean, with respect to a Party, an event beyond the control of such Party (or any Person acting on its behalf), which event (a) does not arise or result from the fault or negligence of such Party (or any Person acting on its behalf) and (b) by its nature would not reasonably have been foreseen by such Party (or such Person), or, if it would reasonably have been foreseen, was unavoidable, and includes acts of God, acts of civil or military authority, embargoes, epidemics, pandemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts. Notwithstanding the foregoing, the receipt by a Party of an unsolicited takeover offer or other acquisition proposal, even if unforeseen or unavoidable, and such Party’s response thereto shall not be deemed an event of Force Majeure.

“Form 10” shall mean the registration statement on Form 10 filed by PayPal with the SEC to effect the registration of PayPal Shares pursuant to the Exchange Act in connection with the Distribution, as such registration statement may be amended or supplemented from time to time prior to the Distribution.

“Governmental Approvals” shall mean any Approvals or Notifications to be made to, or obtained from, any Governmental Authority.

“Governmental Authority” shall mean any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, provincial, local, domestic, foreign, supranational or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, government and any executive official thereof, including The NASDAQ Stock Market and any similar self-regulatory body under applicable securities Laws.

“Group” shall mean either the PayPal Group or the eBay Group, as the context requires.

“Indemnifying Party” shall have the meaning set forth in Section 4.5(a).

“Indemnified Party” shall have the meaning set forth in Section 4.5(a).

“Indemnity Payment” shall have the meaning set forth in Section 4.5(a).

“Information” shall mean information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names and records, supplier names and records, customer and supplier lists, customer and vendor data or correspondence, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data, files, papers, tapes, keys, correspondence, plans, invoices, forms, product data and literature, promotional and advertising materials, technical data, operating manuals, instructional documents, quality records and regulatory and compliance records; provided, that “Information” shall not include Registered IP.

“Information Statement” shall mean the information statement to be made available to the holders of eBay Shares in connection with the Distribution, as such information statement may be amended or supplemented from time to time prior to the Distribution.

“Information Technology” shall mean all technology, hardware, computers, servers, workstations, routers, hubs, switches, data communication lines, network and telecommunications equipment, Internet-related information technology infrastructure and other information technology equipment, in each case, other than Software.

“Initial Notice” shall have the meaning set forth in Section 7.1.

“Insurance Administration” shall mean, with respect to each insurance policy maintained by eBay or any member of the eBay Group, the accounting for premiums, retrospectively-rated premiums, defense costs, indemnity payments, deductibles and retentions, as appropriate, under the terms and conditions of each such policy; discussions or negotiations with insurers and the control of any Actions relating to any such policy; the reporting to excess insurance carriers of any losses or claims which may cause the per-occurrence, per claim or aggregate limits of any such policy to be exceeded; and the distribution of Insurance Proceeds as contemplated by this Agreement.

“Insurance Proceeds” shall mean those monies:

(a) received by an insured from an insurance carrier; or

(b) paid by an insurance carrier on behalf of the insured;

in any such case net of any costs or expenses incurred in the collection thereof to the extent such adjustment is demonstrably related to such proceeds and net of any applicable premium adjustments, including reserves and retrospectively rated premium adjustments (it being understood that Insurance Proceeds shall include amounts received under a captive insurance arrangement).

“Intellectual Property Matters Agreement” shall mean the Intellectual Property Matters Agreement to be entered into by and between eBay and PayPal or any members of their respective Groups in connection with the Separation, the Distribution and the other transactions contemplated by this Agreement.

“Intellectual Property Rights” shall have the meaning set forth in the Intellectual Property Matters Agreement.

“Joint Proceedings” shall mean the proceedings set forth in Schedule 1.8.

“Law” shall mean any national, supranational, international, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any Tax treaty), license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.

“LHO” shall have the meaning as set forth in Section 4.5(f).

“Liabilities” shall mean all debts, guarantees, assurances, commitments, liabilities, responsibilities, Losses, remediation, deficiencies, damages, fines, penalties, settlements, sanctions, costs, expenses, interest and obligations of any nature or kind, whether accrued or fixed, absolute or contingent, matured or unmatured, accrued or not accrued, asserted or unasserted, liquidated or unliquidated, foreseen or unforeseen, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, claim (including any Third-Party Claim), demand, Action, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority or arbitration tribunal, and those arising under any contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment undertaking or terms of employment, whether imposed or sought to be imposed by a Governmental Authority, another third Person, or a Party, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, or otherwise, in each case including all costs, expenses, interest, attorneys’ fees, disbursements and expenses of counsel, expert and consulting fees and costs related thereto or to the investigation or defense thereof and any equitable relief that is imposed in connection therewith.

“Licensed eBay Software” shall mean: (a) solely those software programs listed in Schedule 1.9(a), in both Executable Code and Source Code form, in the form such software programs exist as of the Effective Time; and (b) all documentation relating thereto, if any, provided by eBay to PayPal.

“Licensed PayPal Software” shall mean: (a) solely those software programs listed in Schedule 1.10(a), in both Executable Code and Source Code form, in the form such software programs exist as of the Effective Time; and (b) and all documentation relating thereto, if any, provided by PayPal to eBay.

“Linked” shall have the meaning set forth in Section 2.9(a).

“Losses” shall mean actual losses, costs, damages, penalties and expenses (including legal and accounting fees and expenses and costs of investigation and litigation), whether or not involving a Third-Party Claim.

“Mediation Request” shall have the meaning set forth in Section 7.3.

“Mediation Rules” shall have the meaning set forth in Section 7.3.

“Operating Agreement” shall mean the Operating Agreement to be entered into by and between eBay and PayPal or the members of their respective Groups in connection with the Separation, the Distribution and the other transactions contemplated by this Agreement.

“Other Board Members” shall have the meaning as set forth in Section 7.2.

“Other IP” shall mean all Technology, other than Registered IP, that is owned by either Party or any member of its Group as of the Effective Time.

“Parties” shall mean the parties to this Agreement.

“PayPal” shall have the meaning set forth in the Preamble.

“PayPal, Inc. Contract” shall mean any contract or agreement to which PayPal, Inc. or any of its Subsidiaries entered into prior to the Effective Time and to which eBay and the other members of the eBay Group are not parties.

“PayPal Accounts” shall have the meaning set forth in Section 2.9(a).

“PayPal Assets” shall have the meaning set forth in Section 2.2(a).

“PayPal Balance Sheet” shall mean the pro forma combined balance sheet of the PayPal Business, including any notes and subledgers thereto, as of [•], 201[•], as presented in the Information Statement made available to the Record Holders.

“PayPal Business” shall mean (a) the business, operations, products, platforms, services and activities of the Payments segment of eBay conducted at any time prior to the Effective Time by either Party or any of their current or former Subsidiaries and (b) any terminated, divested or discontinued businesses, operations and activities that, at the time of termination, divestiture or discontinuation, primarily related to the business, operations or activities described in clause (a) as then conducted, including those set forth on Schedule 1.11(b).

“PayPal Bylaws” shall mean the Amended and Restated Bylaws of PayPal, substantially in the form of Exhibit B.

“PayPal Certificate of Incorporation” shall mean the Amended and Restated Certificate of Incorporation of PayPal, substantially in the form of Exhibit A.

“PayPal Contracts” shall mean the following contracts and agreements to which either Party or any member of its Group is a party or by which it or any member of its Group or any of their respective Assets is bound, whether or not in writing; provided, that PayPal Contracts shall not include any contract or agreement that is contemplated to be retained by eBay or any member of the eBay Group from and after the Effective Time pursuant to any provision of this Agreement or any Ancillary Agreement:

(a) (i) any marketing, merchant, reseller, distributor, development, supply or vendor contract or agreement entered into prior to the Effective Time exclusively related to the PayPal Business and (ii) with respect to any marketing, merchant, supply or vendor contract or agreement entered into prior to the Effective Time that relates to the PayPal Business but is not exclusively related to the PayPal Business, that portion of any such customer, distribution, supply or vendor contract or agreement that relates to the PayPal Business;

(b) (i) any license agreement or other agreement conferring Intellectual Property Rights entered into prior to the Effective Time exclusively related to the PayPal Business and (ii) with respect to any license agreement entered into prior to the Effective Time that relates to the PayPal Business but is not exclusively related to the PayPal Business, that portion of any such license agreement that relates to the PayPal Business;

(c) (i) any contract or agreement with a Third Party pursuant to which such Third Party provides colocation or disaster recovery services entered into prior to the Effective Time exclusively related to the PayPal Information Technology and (ii) with respect to any contract or agreement with a Third Party pursuant to which such Third Party provides colocation or disaster recovery services entered into prior to the Effective Time that relates to the PayPal Information Technology but is not exclusively related to the PayPal Information Technology, that portion of any such contract or agreement that relates to the PayPal Information Technology;

(d) any customer or user contract or agreement primarily used or held primarily for use in the PayPal Business as of the Effective Time;

(e) any joint venture or partnership contract or agreement that relates primarily to the PayPal Business as of the Effective Time;

(f) any guarantee, indemnity, representation, covenant, warranty or other Liability of either Party or any member of its Group in respect of any other PayPal Contract, any PayPal Liability or the PayPal Business;

(g) (i) any employment, change of control, retention, consulting, indemnification, termination, severance or other similar agreement with any current or former PayPal Group employee or current or former consultant of the PayPal Group entered into prior to the Effective Time and (ii) any proprietary information and inventions agreement or similar Intellectual Property Rights assignment or license agreement with any current or former PayPal Group employee, eBay Group employee, consultant of the PayPal Group or consultant of the eBay Group, in each case entered into prior to the Effective Time, to the extent such agreement relates to the PayPal Business;

(h) any contract or agreement that is otherwise expressly contemplated pursuant to this Agreement or any of the Ancillary Agreements to be assigned to PayPal or any member of the PayPal Group;

(i) any interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements related exclusively to the PayPal Business or entered into by or on behalf of any division, business unit or member of the PayPal Group;

(j) (i) any PayPal, Inc. Contract that is exclusively related to the PayPal Business and (ii) with respect to any PayPal, Inc. Contract that relates to the PayPal Business but is not exclusively related to the PayPal Business, that portion of any such PayPal, Inc. Contract that relates to the PayPal Business; and

(k) any contracts, agreements or settlements listed on Schedule 1.12(k), including the right to recover any amounts under such contracts, agreements or settlements.

“PayPal Designees” shall mean the entities (including corporations, general or limited partnerships, trusts, joint ventures, unincorporated organizations, limited liability entities or other entities) that will be members of the PayPal Group as of immediately prior to the Effective Time designated by PayPal to accept PayPal Assets and assume PayPal Liabilities.

“PayPal GPI Software” shall mean the Software set forth on Schedule 1.13.

“PayPal Group” shall mean (a) prior to the Effective Time, PayPal and each Person that will be a Subsidiary of PayPal as of immediately after the Effective Time, including the Transferred Entities, even if, prior to the Effective Time, such Person is not a Subsidiary of PayPal; and (b) on and after the Effective Time, PayPal and each Person that is a Subsidiary of PayPal.

“PayPal Indemnified Parties” shall have the meaning set forth in Section 4.3.

“PayPal Information Technology” shall mean: (a) all Software and all Information Technology owned or licensed by either Party or any member of its Group primarily used or primarily held for use in the PayPal Business as of the Effective Time, other than any eBay Data Center Infrastructure, including the Licensed PayPal Software and any other Software and Information Technology set forth on Schedule 1.14(a); and (b) all Intellectual Property Rights of either Party or any member of its Group in any of the foregoing.

“PayPal Intellectual Property” shall mean: (a) the PayPal Patents; (b) the Specified PayPal Patents; (c) the other Registered IP set forth on Schedule 1.15(c); (d) all Other IP owned by, licensed by or to, or sublicensed by or to either Party or any member of its Group as of the Effective Time primarily used or primarily held for use in the PayPal Business, including any Other IP set forth on Schedule 1.15(d); and (e) all Intellectual Property Rights of either Party or any member of its Group in any of the foregoing.

“PayPal Liabilities” shall have the meaning set forth in Section 2.3(a).

“PayPal Patents” shall mean: (a) the issued patents set forth on Schedule 1.16; (b) any patent issuing on any patent application set forth on Schedule 1.16; (c) any patent claims issuing on any patent application that claims priority from, and that cover exclusively subject matter that is entitled to priority to, any patent or patent application set forth on Schedule 1.16 (including, but not limited to, any divisional, continuation, continuation-in-part, reissue, reexamination, or extension) with a priority date that is on or before the Distribution Date; and (d) any foreign counterpart of any of the foregoing patents and patent applications with a priority date that is on or before the Distribution Date.

“PayPal Permits” shall mean all Permits owned or licensed by either Party or member of its Group primarily used or primarily held for use in the PayPal Business as of the Effective Time.

“PayPal Proceedings” shall mean the proceedings set forth in Schedule 1.17.

“PayPal Real Property” shall mean (a) all of the Real Property owned by either Party or member of its Group as of the Effective Time listed or described on Schedule 1.18(a), and (b) all the Real Property Leases to which either Party or member of its Group is party as of the Effective Time set forth on Schedule 1.18(b).

“PayPal Shares” shall mean the shares of common stock, par value $0.0001 per share, of PayPal.

“PayPal Specified Actions” shall mean those Actions set forth on Schedule 1.19.

“PayPal Specified Persons” shall mean the Persons set forth on Schedule 1.20.

“PayPal Stock Exchange” shall mean The NASDAQ Stock Market.

“Permits” shall mean permits, approvals, authorizations, consents, licenses or certificates issued by any Governmental Authority.

“Person” shall mean an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

“Plan of Reorganization” shall have the meaning set forth in Section 2.1(a).

“Prime Rate” shall mean the rate that Bloomberg displays as “Prime Rate by Country United States” at www.bloomberg.com/markets/rates-bonds/key-rates/ or on a Bloomberg terminal at PRIMBB Index.

“Privileged Information” means any information, in written, oral, electronic or other tangible or intangible forms, including any communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), as to which a Party or any member of its Group would be entitled to assert or have asserted a privilege, including the attorney-client and attorney work product privileges.

“Product Development Agreement” shall mean the Product Development Agreement to be entered into by and between eBay and PayPal or the members of their respective Groups pursuant to the Operating Agreement and in connection with the Separation, the Distribution and the other transactions contemplated by this Agreement.

“Real Property” shall mean land together with all easements, rights and interests arising out of the ownership thereof or appurtenant thereto and all buildings, structures, improvements and fixtures located thereon.

“Real Property Leases” shall mean all leases to Real Property and, to the extent covered by such leases, any and all buildings, structures, improvements and fixtures located thereon.

“Record Date” shall mean the close of business on the date to be determined by the eBay Board as the record date for determining holders of eBay Shares entitled to receive PayPal Shares pursuant to the Distribution.

“Record Holders” shall mean the holders of record of eBay Shares as of the Record Date.

“Registered IP” shall mean all Intellectual Property Rights that are registered, filed, issued or granted under the authority of, with or by, any Governmental Authority, including all patents, invention registrations, registered copyrights, registered trademarks, registered service marks, registered trade secrets, registered Internet domain names, and all applications for any of the foregoing.

“Representatives” shall mean, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys or other representatives.

“Residual Information” shall mean information in non-tangible form that may be retained in the unaided memory of Representatives of a Party or members of such Party’s Group who have had access to confidential and proprietary information concerning the other Party or any member of the other Party’s Group.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever.

“Separation” shall have the meaning set forth in the Recitals.

“Shared Contingent Liabilities” shall mean the following Liabilities of either Party or any member of its Group:

(a) any Liabilities relating to, arising out of or resulting from a general corporate matter of eBay occurring or existing at or prior to the Effective Time, including any such Liabilities (including any Liabilities relating to, arising out of or resulting from stockholder litigation or controversies arising out of or relating to actions or omissions occurring prior to the Effective Time, to the extent unresolved prior to the Effective Time and any amount paid or payable after the Effective Time by either Party or any member of its Group in respect of such Liabilities, and any Liabilities under federal and state securities laws) relating to, arising out of or resulting from claims made by or on behalf of holders of any of eBay’s securities (including debt securities), in their capacities as such, in respect of such general corporate matter;

(b) any Liabilities relating to, arising out of or resulting from any Action with respect to the Separation or the Distribution (other than any Action related to any Disclosure Document) made or brought by any Third Party against either Party or any member of its Group (but excluding any Action by a Party or a member of such Party’s Group, on the one hand, against another Party or member of either Party’s Group, on the other hand);

(c) any Liabilities relating to, arising out of or resulting from any (i) claims for indemnification by any current or former directors, officers or employees of eBay or any of its current or former Subsidiaries, in their capacities as such, or (ii) claims for breach of fiduciary duties brought against current or former directors, officers or employees of eBay or any of its current or former Subsidiaries, in their capacities as such, in each case, relating to any acts, omissions or events at or prior to the Effective Time; and

(d) any Liabilities relating to, arising out of or resulting from the Actions set forth on Schedule 1.21(d);

except, in each case, (A) any Liability that is otherwise specified to be a PayPal Liability or an eBay Liability, (B) any Liability for Taxes, which shall be governed by the Tax Matters Agreement, (C) any Liability that is otherwise specifically allocated under this Agreement or any other Ancillary Agreement or (D) any Liability relating to, arising out of or resulting from any eBay Proceedings, Joint Proceedings or PayPal Proceedings.

“Shared Contract” shall have the meaning set forth in Section 2.8(a).

“Software” shall mean any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, (d) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (e) documentation, including user manuals and other training documentation, relating to any of the foregoing.

“Source Code” shall mean the human-readable version of a computer program that can be compiled into Executable Code.

“Specified eBay Patents” shall mean: (a) the issued patents set forth on Schedule 1.22; (b) any patent issuing on any patent application set forth on Schedule 1.22; (c) any patent claims issuing on any patent application that claims priority from, and that cover exclusively subject matter that is entitled to priority to, any patent or patent application set forth on Schedule 1.22 (including any divisional, continuation, continuation-in-part, reissue, reexamination, or extension) with a priority date that is on or before the Distribution Date; and (d) any foreign counterpart of any of the foregoing patents and patent applications with a priority date that is on or before the Distribution Date.

“Specified PayPal Patents” shall mean: (a) the issued patents set forth on Schedule 1.23; (b) any patent issuing on any patent application set forth on Schedule 1.23; (c) any patent claims issuing on any patent application that claims priority from, and that cover exclusively subject matter that is entitled to priority to, any patent or patent application set forth on Schedule 1.23 (including any divisional, continuation, continuation-in-part, reissue, reexamination, or extension) with a priority date that is on or before the Distribution Date; and (d) any foreign counterpart of any of the foregoing patents and patent applications with a priority date that is on or before the Distribution Date.

“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities, (ii) the total combined equity interests or (iii) the capital or profit interests, in the case of a partnership, or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

“Tangible Information” shall mean Information that is contained in written, electronic or other tangible forms.

“Tax” shall have the meaning set forth in the Tax Matters Agreement.

“Tax Matters Agreement” shall mean the Tax Matters Agreement to be entered into by and between eBay and PayPal in connection with the Separation, the Distribution and the other transactions contemplated by this Agreement.

“Tax Opinion” shall have the meaning set forth in the Recitals.

“Tax Return” shall have the meaning set forth in the Tax Matters Agreement.

“Technical Information” shall have the meaning set forth in the Intellectual Property Matters Agreement.

“Technology” shall have the meaning set forth in the Intellectual Property Matters Agreement, in each case, other than Software.

“Third Party” shall mean any Person other than the Parties or any members of their respective Groups.

“Third-Party Claim” shall have the meaning set forth in Section 4.5(a).

“Transfer Documents” shall have the meaning set forth in Section 2.1(b).

“Transferred Cash Amount” shall have the meaning set forth in Section 2.12.

“Transferred Entities” shall mean the entities set forth on Schedule 1.24.

“Transition Committee” shall have the meaning set forth in Section 2.14.

“Transition Services Agreement” shall mean the Transition Services Agreement to be entered into by and between eBay and PayPal or any members of their respective Groups in connection with the Separation, the Distribution and the other transactions contemplated by this Agreement.

“Unreleased eBay Liability” shall have the meaning set forth in Section 2.5(b)(ii).

“Unreleased PayPal Liability” shall have the meaning set forth in Section 2.5(a)(ii).

ARTICLE II

THE SEPARATION

2.1 Transfer of Assets and Assumption of Liabilities.

(a) On or prior to the Effective Time, but in any case, prior to the Distribution, in accordance with the plan and structure set forth on Schedule 2.1(a) (the “Plan of Reorganization”):

(i) Transfer and Assignment of PayPal Assets. eBay shall, and shall cause the applicable members of its Group to, contribute, assign, transfer, convey and deliver to PayPal, or the applicable PayPal Designees, and PayPal or such PayPal Designees shall accept from eBay and the applicable members of the eBay Group, all of eBay’s and such eBay Group members’ respective direct or indirect right, title and interest in and to all of the PayPal Assets (it being understood that if any PayPal Asset is held by a Transferred Entity or a wholly owned Subsidiary of a Transferred Entity, such PayPal Asset may be assigned, transferred, conveyed and delivered to PayPal as a result of the transfer of all of the equity interests in such Transferred Entity from eBay or the applicable members of the eBay Group to PayPal or the applicable PayPal Designee);

(ii) Acceptance and Assumption of PayPal Liabilities. PayPal and the applicable PayPal Designees shall accept, assume and agree faithfully to perform, discharge and fulfill all the PayPal Liabilities in accordance with their respective terms (it being understood that if any PayPal Liability is a liability of a Transferred Entity or a wholly owned Subsidiary of a Transferred Entity, such PayPal Liability may be assumed by PayPal as a result of the transfer of all of the equity interests in such Transferred Entity from eBay or the applicable members of the eBay Group to PayPal or the applicable PayPal Designee); provided, that PayPal shall cause such Transferred Entity and such PayPal Designee to perform, discharge and fulfill all such PayPal Liabilities. PayPal and such PayPal Designees shall be responsible for all PayPal Liabilities, regardless of when or where such PayPal Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Effective Time, regardless of where or against whom such PayPal Liabilities are asserted or determined (including any PayPal Liabilities arising out of claims made by eBay’s or PayPal’s respective Subsidiaries, Affiliates or Representatives, or by the respective Representatives of their Subsidiaries or Affiliates, against any member of the eBay Group or the PayPal Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the eBay Group or the PayPal Group, or any of their respective Subsidiaries, Affiliates or Representatives;

(iii) Transfer and Assignment of eBay Assets. eBay and PayPal shall cause PayPal and the PayPal Designees to contribute, assign, transfer, convey and deliver to eBay or certain members of the eBay Group designated by eBay, and eBay or such members of the eBay Group shall accept from PayPal and the PayPal Designees, all of PayPal’s and such PayPal Designees’ respective direct or indirect right, title and interest in and to all eBay Assets held by PayPal or a PayPal Designee; and

(iv) Acceptance and Assumption of eBay Liabilities. eBay and the applicable members of the eBay Group designated by eBay shall accept and assume and agree faithfully to perform, discharge and fulfill all of the eBay Liabilities in accordance with their respective terms. eBay and the applicable members of the eBay Group shall be responsible for all eBay Liabilities in accordance with their respective terms, regardless of when or where such eBay Liabilities arose or arise, whether the facts on which they are based occurred prior to or subsequent to the Effective Time, where or against whom such eBay Liabilities are asserted or determined (including any such eBay Liabilities arising out of claims made by eBay’s or PayPal’s respective Subsidiaries, Affiliates or Representatives, or by the respective Representatives of their Subsidiaries or Affiliates, against any member of the eBay Group or the PayPal Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the eBay Group or the PayPal Group, or any of their respective Subsidiaries, Affiliates or Representatives.

(b) Transfer Documents. In furtherance of the contribution, assignment, transfer, conveyance and delivery of the Assets and the acceptance and assumption of the Liabilities in accordance with Section 2.1(a), (i) each Party shall execute and deliver, and shall cause the applicable members of its Group to execute and deliver, such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of such Party’s and the applicable members of its Group’s right, title and interest in and to such Assets to the other Party and the applicable members of its Group in accordance with Section 2.1(a), and (ii) each Party shall execute and deliver, and shall cause the applicable members of its Group to execute and deliver, to the other Party such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Liabilities by such Party or the applicable members of its Group in accordance with Section 2.1(a). All of the foregoing documents contemplated by this Section 2.1(b) shall be referred to collectively herein as the “Transfer Documents.”

(c) Misallocations. In the event that at any time or from time to time (whether prior to, at or after the Effective Time), one Party (or any member of such Party’s respective Group) shall receive or otherwise possess any Asset that is allocated to the other Party (or any member of such Party’s Group) pursuant to this Agreement or any Ancillary Agreement, such Party shall promptly transfer, or cause to be transferred, such Asset to the Party so entitled thereto (or to any member of such Party’s Group), and such Party (or member of such Party’s Group) shall accept such Asset. Prior to any such transfer, the Person receiving or possessing such Asset shall hold such Asset in trust for any such other Person. In the event that at any time or from time to time (whether prior to, at or after the Effective Time), one Party hereto (or any member of such Party’s respective Group) shall receive or otherwise assume any Liability that is allocated to the other Party (or any member of such Party’s Group) pursuant to this Agreement or any Ancillary Agreement, such Party shall promptly transfer, or cause to be transferred, such Liability to the Party responsible therefor (or to the applicable member of such Party’s Group), and such Party (or member of such Party’s Group) shall accept, assume and agree to faithfully perform such Liability. The Parties shall, and shall cause the applicable members of their respective Group to, execute such Transfer Documents and take such further actions as may be required to effectuate the Transfers denoted in this Section 2.1.

(d) Waiver of Bulk-Sale and Bulk-Transfer Laws. PayPal hereby waives compliance by each and every member of the eBay Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the PayPal Assets to any member of the PayPal Group. eBay hereby waives compliance by each and every member of the PayPal Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the eBay Assets to any member of the eBay Group.

(e) Intellectual Property Rights.

(i) If and to the extent that, as a matter of Law in any jurisdiction, eBay or the applicable members of its Group cannot assign, transfer or convey any of eBay’s or such eBay Group members’ respective direct or indirect right, title and interest in and to any Registered IP, Other IP, Software or Intellectual Property Rights included in the PayPal Assets, then, to the extent possible, eBay shall, and shall cause the applicable members of its Group to, irrevocably grant to PayPal, or the applicable PayPal Designees, an exclusive, irrevocable, assignable, transferable, sublicenseable, worldwide, perpetual, royalty-free license to use, exploit and commercialize in any manner now known or in the future discovered and for whatever purpose, any such right, title or interest.

(ii) If and to the extent that, as a matter of Law in any jurisdiction, PayPal or the applicable members of its Group cannot assign, transfer or convey any of PayPal’s or such PayPal Group members’ respective direct or indirect right, title and interest in and to any Registered IP, Other IP, Software or Intellectual Property Rights included in the eBay Assets, then, to the extent possible, PayPal shall, and shall cause the applicable members of its Group to, irrevocably grant to eBay, or the applicable eBay Designees, an exclusive, irrevocable, assignable, transferable, sublicenseable, worldwide, perpetual, royalty-free license to use, exploit and commercialize in any manner now known or in the future discovered and for whatever purpose, any such right, title or interest.

2.2 PayPal Assets; eBay Assets.

(a) PayPal Assets. For purposes of this Agreement, “PayPal Assets” shall mean:

(i) all issued and outstanding capital stock or other equity interests of the Transferred Entities that are owned by either Party or any members of its Group as of the Effective Time;

(ii) all Assets (including cash and cash equivalents) of either Party or any of the members of its Group included or reflected as assets of the PayPal Group on the PayPal Balance Sheet, subject to any dispositions of such Assets subsequent to the date of the PayPal Balance Sheet; provided, that the amounts set forth on the PayPal

Balance Sheet with respect to any Assets shall not be treated as minimum amounts or limitations on the amount of such Assets that are included in the definition of PayPal Assets pursuant to this clause (ii);

(iii) all Assets of either Party or any of the members of its Group as of the Effective Time that are of a nature or type that would have resulted in such Assets being included as Assets of PayPal or members of the PayPal Group on a pro forma combined balance sheet of the PayPal Group or any notes or subledgers thereto as of the Effective Time (were such balance sheet, notes and subledgers to be prepared on a basis consistent with the determination of the Assets included on the PayPal Balance Sheet), it being understood that (x) the PayPal Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Assets that are included in the definition of PayPal Assets pursuant to this subclause (iii); and (y) the amounts set forth on the PayPal Balance Sheet with respect to any Assets shall not be treated as minimum amounts or limitations on the amount of such Assets that are included in the definition of PayPal Assets pursuant to this subclause (iii);

(iv) all Assets of either Party or any of the members of its Group as of the Effective Time that are expressly provided by this Agreement or any Ancillary Agreement as Assets to be transferred to or owned by PayPal or any other member of the PayPal Group;

(v) all PayPal Contracts as of the Effective Time and all rights, interests or claims of either Party or any of the members of its Group thereunder as of the Effective Time;

(vi) all PayPal Intellectual Property and all rights, interests or claims of either Party or any of the members of its Group thereunder as of the Effective Time;

(vii) all PayPal Information Technology and all rights, interests or claims of either Party or any of the members of its Group thereunder as of the Effective Time;

(viii) all rights of PayPal and any member of the PayPal Group under any license of Technology, Software or Intellectual Property Rights granted by eBay or any member of the eBay Group pursuant to the terms of the Intellectual Property Matters Agreement;

(ix) all rights of PayPal and any member of the PayPal Group under any covenant not to sue granted by eBay or any member of the eBay Group pursuant to the terms of the Intellectual Property Matters Agreement;

(x) any lease, sublease, license or right to use the eBay Data Center Infrastructure granted by eBay or any member of the eBay Group to PayPal or any member of the PayPal Group pursuant to the terms of the Colocation Services Agreements;

(xi) all PayPal Permits as of the Effective Time and all rights or interests of either Party or any of the members of its Group thereunder as of the Effective Time;

(xii) all PayPal Real Property as of the Effective Time;

(xiii) to the extent not already identified in clauses (i) through (xii) of this Section 2.2(a), all Assets of either Party or any of the members of its Group as of the Effective Time that are exclusively used or exclusively held for use in the PayPal Business;

(xiv) subject to applicable Law and the provisions of the applicable Ancillary Agreements, to the extent not already identified in clauses (i) through (xii) of this Section 2.2(a), all rights, interests and claims of either Party or any of the members of its Group as of the Effective Time with respect to Information that is exclusively related to the PayPal Assets, the PayPal Liabilities, the PayPal Business or the Transferred Entities, and a non-exclusive right to all Information that is related to, but not exclusively related to, the PayPal Assets, the PayPal Liabilities, the PayPal Business or the Transferred Entities (it being understood that no member of the eBay Group or the PayPal Group shall be required to delete any Information from its systems); and

(xv) any and all Assets set forth on Schedule 2.2(a)(xv).

Notwithstanding the foregoing, the PayPal Assets shall not in any event include any Asset referred to in clauses (i), (ii) or (iv) through (vii) of Section 2.2(b).

(b) eBay Assets. For the purposes of this Agreement, “eBay Assets” shall mean all Assets of either Party or the members of its Group as of the Effective Time, other than the PayPal Assets, it being understood that the eBay Assets shall include:

(i) all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by eBay or any other member of the eBay Group;

(ii) all Contracts of either Party or any of the members of its Group as of the Effective Time (other than the PayPal Contracts);

(iii) all Registered IP, Other IP, and Software of either Party or any of the members of its Group as of the Effective Time (other than the PayPal Intellectual Property and PayPal Information Technology, all rights of PayPal and any member of the PayPal Group under any license of technology, Software or Intellectual Property Rights granted by eBay or any member of the eBay Group pursuant to the terms of the Intellectual Property Matters Agreement, all rights of PayPal and any member of the PayPal Group under any covenant not to sue granted by eBay or any member of the eBay Group pursuant to the terms of the Intellectual Property Matters Agreement and any lease, sublease, license or right to use the eBay Data Center Infrastructure granted by eBay or any member of the eBay Group to PayPal or any member of the PayPal Group pursuant to the terms of the Information Technology Services Agreement), including the

eBay Name and eBay Marks, the eBay Patents, the Licensed eBay Software, the Specified eBay Patents, and the Registered IP, Software and Technology set forth on Schedule 2.2(b)(iii);

(iv) all Permits of either Party or any of the members of its Group as of the Effective Time (other than the PayPal Permits);

(v) all Real Property of either Party or any of the members of its Group as of the Effective Time (other than the PayPal Real Property);

(vi) any and all cash proceeds, securities or property received by either Party or any of the members of its Group as a result of the sale, spin-off, initial public offering or other disposition or divestiture of all or a portion of the Enterprise Business; and

(vii) any and all Assets set forth on Schedule 2.2(b)(vii).

2.3 PayPal Liabilities; eBay Liabilities.

(a) PayPal Liabilities. For the purposes of this Agreement, “PayPal Liabilities” shall mean the following Liabilities of either Party or any of the members of its Group:

(i) all Liabilities included or reflected as liabilities or obligations of PayPal or the members of the PayPal Group on the PayPal Balance Sheet, subject to any discharge of such Liabilities subsequent to the date of the PayPal Balance Sheet; provided, that the amounts set forth on the PayPal Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of PayPal Liabilities pursuant to this subclause (i);

(ii) all Liabilities as of the Effective Time that are of a nature or type that would have resulted in such Liabilities being included or reflected as liabilities or obligations of PayPal or the members of the PayPal Group on a pro forma combined balance sheet of the PayPal Group or any notes or subledgers thereto as of the Effective Time (were such balance sheet, notes and subledgers to be prepared on a basis consistent with the determination of the Liabilities included on the PayPal Balance Sheet), it being understood that (x) the PayPal Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Liabilities that are included in the definition of PayPal Liabilities pursuant to this subclause (ii); and (y) the amounts set forth on the PayPal Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of PayPal Liabilities pursuant to this subclause (ii);

(iii) all Liabilities relating to, arising out of or resulting from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case, to the extent that such Liabilities relate to, arise out of or result from the PayPal Business or a PayPal Asset;

(iv) fifty percent (50%) of the Shared Contingent Liabilities;

(v) all Liabilities that are expressly provided by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be assumed by PayPal or any other member of the PayPal Group, and all agreements, obligations and Liabilities of any member of the PayPal Group under this Agreement or any of the Ancillary Agreements;

(vi) all Liabilities relating to, arising out of or resulting from the PayPal Contracts, the PayPal Intellectual Property, the PayPal Information Technology, the PayPal Permits or the PayPal Real Property;

(vii) all Liabilities (A) relating to, arising out of or resulting from the PayPal Specified Actions or (B) set forth on Schedule 2.3(a)(vii);

(viii) all Liabilities arising out of claims made by any Third Party (including eBay’s or PayPal’s respective directors, officers, stockholders, current and former employees and agents) against any member of the eBay Group or the PayPal Group to the extent relating to, arising out of or resulting from the PayPal Business or the PayPal Assets or the other business, operations, activities or Liabilities referred to in clauses (i) through (vii) above;

provided that, notwithstanding the foregoing, the Parties agree that (A) the Liabilities set forth in Section 2.3(b) shall not be PayPal Liabilities but instead shall be eBay Liabilities and (B) the Liabilities of each Party relating to, arising out of or resulting from any eBay Proceedings, Joint Proceedings or PayPal Proceedings shall be governed exclusively by Schedule 5.6.

(b) eBay Liabilities. For the purposes of this Agreement, “eBay Liabilities” shall mean the following Liabilities of either Party or any of the members of its Group:

(i) all Liabilities relating to, arising out of or resulting from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time) of any member of the eBay Group and, prior to the Effective Time, any member of the PayPal Group in each case, to the extent that such Liabilities are not PayPal Liabilities or Shared Contingent Liabilities;

(ii) fifty percent (50%) of the Shared Contingent Liabilities;

(iii) all Liabilities that are expressly provided by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be assumed or retained by eBay or any other member of the eBay Group, and all agreements, obligations and Liabilities of any member of the eBay Group under this Agreement or any of the Ancillary Agreements;

(iv) all Liabilities relating to, arising out of or resulting from the sale, spin-off, initial public offering or other disposition or divestiture of all or a portion of the Enterprise Business, and all fees and expenses of brokers, finders, counsel, financial advisors, accountants, consultants and other professional advisors incurred by either Party or any member of its Group in connection with such sale, spin-off, initial public offering or other disposition or divestiture;

(v) all Liabilities arising out of claims made by any Third Party (including eBay’s or PayPal’s respective directors, officers, stockholders, current and former employees and agents) against any member of the eBay Group or the PayPal Group to the extent relating to, arising out of or resulting from the eBay Business or the eBay Assets; and

(vi) all Liabilities all Liabilities (A) relating to, arising out of or resulting from the eBay Specified Actions or (B) set forth on Schedule 2.3(b)(vi).

2.4 Approvals and Notifications.

(a) Approvals and Notifications for PayPal Assets. To the extent that the transfer or assignment of any PayPal Asset, the assumption of any PayPal Liability, the Separation, or the Distribution requires any Approvals or Notifications, the Parties shall use their commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, that, except to the extent expressly provided in this Agreement or any of the Ancillary Agreements or as otherwise agreed between eBay and PayPal, neither eBay nor PayPal shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications.

(b) Delayed PayPal Transfers. If and to the extent that the valid, complete and perfected transfer or assignment to the PayPal Group of any PayPal Asset or assumption by the PayPal Group of any PayPal Liability would be a violation of applicable Law or require any Approvals or Notifications in connection with the Separation or the Distribution that have not been obtained or made by the Effective Time then, unless the Parties mutually shall otherwise determine, the transfer or assignment to the PayPal Group of such PayPal Assets or the assumption by the PayPal Group of such PayPal Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approvals or Notifications have been obtained or made. Notwithstanding the foregoing, any such PayPal Assets or PayPal Liabilities shall continue to constitute PayPal Assets and PayPal Liabilities, as the case may be, for all other purposes of this Agreement.

(c) Treatment of Delayed PayPal Assets and Delayed PayPal Liabilities. If any transfer or assignment of any PayPal Asset or any assumption of any PayPal Liability intended to be transferred, assigned or assumed hereunder, as the case may be, is not consummated on or prior to the Effective Time, whether as a result of the provisions of Section 2.4(b) or for any other reason (any such PayPal Asset, a “Delayed PayPal Asset” and any such PayPal Liability, a “Delayed PayPal Liability”), then, insofar as reasonably possible and subject to applicable Law, the member of the eBay Group retaining such Delayed PayPal Asset or such Delayed PayPal Liability, as the case may be, shall thereafter hold such Delayed PayPal Asset or Delayed PayPal Liability, as the case may be, for the use and benefit (or the performance and obligation, in the case of a Liability) of the member of the PayPal Group entitled thereto (at the expense of the member of the PayPal Group entitled thereto). In addition, the member of the eBay Group retaining such Delayed PayPal Asset or such Delayed PayPal Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Delayed PayPal Asset or Delayed PayPal Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the member of the PayPal Group to whom such Delayed PayPal Asset is to be transferred or assigned, or which will assume such Delayed PayPal Liability, as the case may be, in order to place such member of the PayPal Group in a substantially similar position as if such Delayed PayPal Asset or Delayed PayPal Liability had been transferred, assigned or assumed as contemplated hereby and so that all the benefits and burdens relating to such Delayed PayPal Asset or Delayed PayPal Liability, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such Delayed PayPal Asset or Delayed PayPal Liability, as the case may be, and all costs and expenses related thereto, shall inure from and after the Effective Time to the PayPal Group.

(d) Transfer of Delayed PayPal Assets and Delayed PayPal Liabilities. If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any Delayed PayPal Asset or the deferral of assumption of any Delayed PayPal Liability pursuant to Section 2.4(b), are obtained or made, and, if and when any other legal impediments for the transfer or assignment of any Delayed PayPal Asset or the assumption of any Delayed PayPal Liability have been removed, the transfer or assignment of the applicable Delayed PayPal Asset or the assumption of the applicable Delayed PayPal Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement.

(e) Costs for Delayed PayPal Assets and Delayed PayPal Liabilities. Any member of the eBay Group retaining a Delayed PayPal Asset or Delayed PayPal Liability due to the deferral of the transfer or assignment of such Delayed PayPal Asset or the deferral of the assumption of such Delayed PayPal Liability, as the case may be, shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced (or otherwise made available) by PayPal or the member of the PayPal Group entitled to the Delayed PayPal Asset or Delayed PayPal Liability, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by PayPal or the member of the PayPal Group entitled to such Delayed PayPal Asset or Delayed PayPal Liability.

(f) Approvals and Notifications for eBay Assets. To the extent that the transfer or assignment of any eBay Asset or the assumption of any eBay Liability requires any Approvals or Notifications, the Parties shall use their commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, that, except to the extent expressly provided in this Agreement or any of the Ancillary Agreements or as otherwise agreed between eBay and PayPal, neither eBay nor PayPal shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications.

(g) Delayed eBay Transfers. If and to the extent that the valid, complete and perfected transfer or assignment to the eBay Group of any eBay Asset or assumption by the eBay Group of any eBay Liability would be a violation of applicable Law or require any Approval or Notification that has not been obtained or made by the Effective Time then, unless the Parties mutually shall otherwise determine, the transfer or assignment to the eBay Group of such eBay Assets or the assumption by the eBay Group of such eBay Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approval or Notification has been obtained or made. Notwithstanding the foregoing, any such eBay Assets or eBay Liabilities shall continue to constitute eBay Assets and eBay Liabilities, as the case may be, for all other purposes of this Agreement.

(h) Treatment of Delayed eBay Assets and Delayed eBay Liabilities. If any transfer or assignment of any eBay Asset or any assumption of any eBay Liability intended to be transferred, assigned or assumed hereunder, as the case may be, is not consummated on or prior to the Effective Time whether as a result of the provisions of this Section 2.4(h) or for any other reason (any such eBay Asset, a “Delayed eBay Asset” and any such eBay Liability, a “Delayed eBay Liability”), then, insofar as reasonably possible, the member of the PayPal Group retaining such Delayed eBay Asset or such Delayed eBay Liability, as the case may be, shall thereafter hold such Delayed eBay Asset or Delayed eBay Liability, as the case may be, for the use and benefit (or the performance or obligation, in the case of a Liability) of the member of the eBay Group entitled thereto (at the expense of the member of the eBay Group entitled thereto). In addition, the member of the PayPal Group retaining such Delayed eBay Asset or such Delayed eBay Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Delayed eBay Asset or Delayed eBay Liability in the ordinary course of business in accordance with past practice. Such member of the PayPal Group shall also take such other actions as may be reasonably requested by the member of the eBay Group to which such Delayed eBay Asset is to be transferred or assigned, or which will assume such Delayed eBay Liability, as the case may be, in order to place such member of the eBay Group in a substantially similar position as if such Delayed eBay Asset or Delayed eBay Liability had been transferred, assigned or assumed and so that all the benefits and burdens relating to such Delayed eBay Asset or Delayed eBay Liability, and all costs and expenses related thereto, shall inure from and after the Effective Time to the eBay Group.

(i) Transfer of Delayed eBay Assets and Delayed eBay Liabilities. If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any Delayed eBay Asset or the deferral of assumption of any Delayed eBay Liability, are obtained or made, and, if and when any other legal impediments for the transfer or assignment of any Delayed eBay Asset or the assumption of any Delayed eBay Liability have been removed, the transfer or assignment of the applicable Delayed eBay Asset or the assumption of the applicable Delayed eBay Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement.

(j) Costs for Delayed eBay Assets and Delayed eBay Liabilities. Any member of the PayPal Group retaining a Delayed eBay Asset or Delayed eBay Liability due to the deferral of the transfer or assignment of such Delayed eBay Asset or the deferral of the assumption of such Delayed eBay Liability, as the case may be, shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced (or otherwise made available) by eBay or the member of the eBay Group entitled to the Delayed eBay Asset or Delayed eBay Liability, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by eBay or the member of the eBay Group entitled to such Delayed eBay Asset or Delayed eBay Liability.

2.5 Novation of Liabilities.

(a) Novation of PayPal Liabilities.

(i) Each of eBay and PayPal, at the request of the other, shall use its commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all PayPal Liabilities and obtain in writing the unconditional release of each member of the eBay Group that is a party to or otherwise bound by any such arrangements, so that, in any such case, the members of the PayPal Group shall be solely responsible for such PayPal Liabilities; provided, that, except as otherwise expressly provided in this Agreement or any of the Ancillary Agreements, neither eBay nor PayPal shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any third Person from whom any such consent, substitution, approval, amendment or release is requested.

(ii) If eBay or PayPal is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release and the applicable member of the eBay Group continues to be bound by such agreement, lease, license or other obligation or Liability (each, an “Unreleased PayPal Liability”), PayPal shall, to the extent not prohibited by Law, as indemnitor, guarantor, agent or subcontractor for such member of the eBay Group, as the case may be, (A) pay, perform and discharge fully all the obligations or other Liabilities of such member of the eBay Group that constitute Unreleased PayPal Liabilities from and after the Effective Time and (B) use its commercially reasonable efforts to effect such payment, performance or discharge prior to the time any demand for such payment, performance or discharge is permitted to be made by the obligee thereunder on any member of the eBay Group. If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased PayPal Liabilities shall otherwise become assignable or able to be novated, eBay shall promptly assign, or cause to be assigned, and PayPal or the applicable PayPal Group member shall assume, such Unreleased PayPal Liabilities without exchange of further consideration.

(b) Novation of eBay Liabilities.

(i) Each of eBay and PayPal, at the request of the other, shall use its commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all eBay Liabilities and obtain in writing the unconditional release of each member of the PayPal Group that is a party to or otherwise bound by any such arrangements, so that, in any such case, the members of the eBay Group shall be solely responsible for such eBay Liabilities; provided, that, except as otherwise expressly provided in this Agreement or any of the Ancillary Agreements, neither eBay nor PayPal shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any third Person from whom any such consent, substitution, approval, amendment or release is requested.

(ii) If eBay or PayPal is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release and the applicable member of the PayPal Group continues to be bound by such agreement, lease, license or other obligation or Liability (each, an “Unreleased eBay Liability”), eBay shall, to the extent not prohibited by Law, as indemnitor, guarantor, agent or subcontractor for such member of the PayPal Group, as the case may be, (A) pay, perform and discharge fully all the obligations or other Liabilities of such member of the PayPal Group that constitute Unreleased eBay Liabilities from and after the Effective Time and (B) use its commercially reasonable efforts to effect such payment, performance or discharge prior to the time any demand for such payment, performance or discharge is permitted to be made by the obligee thereunder on any member of the PayPal Group. If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased eBay Liabilities shall otherwise become assignable or able to be novated, PayPal shall promptly assign, or cause to be assigned, and eBay or the applicable eBay Group member shall assume, such Unreleased eBay Liabilities without exchange of further consideration.

2.6 Release of Guarantees. In furtherance of, and not in limitation of, the obligations set forth in Section 2.5:

(a) On or prior to the Effective Time or as soon as practicable thereafter, each of eBay and PayPal shall, at the request of the other Party and with the reasonable cooperation of such other Party and the applicable member(s) of such Party’s Group, use commercially reasonable efforts to (i) have any member(s) of the eBay Group removed as guarantor of or obligor for any PayPal Liability to the extent that they relate to PayPal Liabilities, including the removal of any Security Interest on or in any eBay Asset that may serve as collateral or security for any such PayPal Liability; and (ii) have any member(s) of the PayPal Group removed as guarantor of or obligor for any eBay Liability to the extent that they relate to eBay Liabilities, including the removal of any Security Interest on or in any PayPal Asset that may serve as collateral or security for any such eBay Liability.

(b) To the extent required to obtain a release from a guarantee of:

(i) any member of the eBay Group, PayPal shall execute a guarantee agreement in the form of the existing guarantee or such other form as is agreed to by the relevant parties to such guarantee agreement, which agreement shall include the removal of any Security Interest on or in any eBay Asset that may serve as collateral or security for any such eBay Liability, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (A) with which PayPal would be reasonably unable to comply or (B) which PayPal would not reasonably be able to avoid breaching; and

(ii) any member of the PayPal Group, eBay shall execute a guarantee agreement in the form of the existing guarantee or such other form as is agreed to by the relevant parties to such guarantee agreement, which agreement shall include the removal of any Security Interest on or in any PayPal Asset that may serve as collateral or security for any such PayPal Liability, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (A) with which eBay would be reasonably unable to comply or (B) which eBay would not reasonably be able to avoid breaching.

(c) If eBay or PayPal is unable to obtain, or to cause to be obtained, any such required removal or release as set forth in clauses (a) and (b) of this Section 2.6, (i) the Party or the relevant member of its Group that has assumed the Liability with respect to such guarantee shall indemnify, defend and hold harmless the guarantor or obligor against or from any Liability arising from or relating thereto in accordance with the provisions of Article IV and shall, as agent or subcontractor for such guarantor or obligor, pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder; and (ii) each of eBay and PayPal, on behalf of itself and the other members of their respective Group, agree not to renew or extend the term of, increase any obligations under, or transfer to a Third Party, any loan, guarantee, lease, contract or other obligation for which the other Party or a member of its Group is or may be liable unless all obligations of such other Party and the members of such other Party’s Group with respect thereto are thereupon terminated by documentation satisfactory in form and substance to such other Party.

2.7 Termination of Agreements.

(a) Except as set forth in Section 2.7(b), in furtherance of the releases and other provisions of Section 4.1, PayPal and each member of the PayPal Group, on the one hand, and eBay and each member of the eBay Group, on the other hand, hereby terminate any and all agreements, arrangements, commitments or understandings, whether or not in writing, between or among PayPal and/or any member of the PayPal Group, on the one hand, and eBay and/or any member of the eBay Group, on the other hand, effective as of the Effective Time. No such terminated agreement, arrangement, commitment or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Effective Time. Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b) The provisions of Section 2.7(a) shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof): (i) this Agreement, the Ancillary Agreements and the Commercial Agreements (and each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement or Commercial Agreement to be entered into by any of the Parties or any of the members of their respective Groups or to be continued from and after the Effective Time); (ii) any agreements, arrangements, commitments or understandings listed or described on Schedule 2.7(b)(ii); (iii) any agreements, arrangements, commitments or understandings to which any Third Party is a party; (iv) any intercompany accounts payable or accounts receivable accrued as of the Effective Time that are reflected in the books and records of the Parties or otherwise documented in writing in accordance with past practices, which shall be settled in the manner contemplated by Section 2.7(c); (v) any agreements, arrangements, commitments or understandings to which any non-wholly owned Subsidiary of eBay or PayPal, as the case may be, is a party (it being understood that directors’ qualifying shares or similar interests will be disregarded for purposes of determining whether a Subsidiary is wholly owned); and (vi) any Shared Contracts.

(c) All of the intercompany accounts receivable and accounts payable between any member of the eBay Group, on the one hand, and any member of the PayPal Group, on the other hand, outstanding as of the Effective Time and arising out of the contracts or agreements described in Section 2.7(b) or out of the provision, prior to the Effective Time, of the services to be provided following the Effective Time pursuant to the Ancillary Agreements or the Commercial Agreements shall be repaid or settled following the Effective Time in the ordinary course of business or, if otherwise mutually agreed prior to the Effective Time by duly authorized representatives of PayPal and eBay, cancelled, assigned or assumed by PayPal or one or more PayPal Subsidiaries. All other intercompany accounts receivable and accounts payable between any member of the eBay Group, on the one hand, and any member of the PayPal Group, on the other hand, outstanding as of the Effective Time shall be repaid or settled as promptly as practicable after the Effective Time.

2.8 Treatment of Shared Contracts.

(a) Subject to applicable Law and without limiting the generality of the obligations set forth in Section 2.1, unless the Parties otherwise agree or the benefits of any contract, agreement, arrangement, commitment or understanding described in this Section 2.8 are expressly conveyed to the applicable Party pursuant to this Agreement or an Ancillary Agreement, any (i) contract or agreement, a portion of which is a PayPal Contract, and the remainder of which is an eBay Asset or (ii) any contract or agreement entered into prior to the Effective Time that relates to the PayPal Business but is not exclusively related to the PayPal Business and with respect to which the portion that relates to the PayPal Business cannot be divided (any such contract or agreement, a “Shared Contract”), shall be assigned in relevant part to the applicable member(s) of the applicable Group, if so assignable, or appropriately amended prior to, on or after the Effective Time, so that each Party or applicable member of its Group shall, as of the Effective Time, be entitled to the rights and benefits, and shall assume the related portion of any Liabilities, inuring to its respective businesses; provided, that (A) in no event shall any member of any Group be required to assign (or amend) any Shared Contract in its entirety or to assign a portion of any Shared Contract which is not assignable (or cannot be amended) by its terms (including any terms imposing consents or conditions on an assignment where such consents or conditions have not been obtained or fulfilled) and (B) if any Shared Contract cannot be so partially assigned by its terms or otherwise or cannot be amended, if such assignment or amendment would impair the benefit the parties thereto derive from such Shared Contract or if such Shared Contract is listed or described on Schedule 2.8(a), then the Parties shall, and shall cause each of the members of their respective Groups to, take such other reasonable and permissible actions (including by providing prompt written notice to the other Party with respect to any relevant claim of Liability or other relevant matters arising in connection with a Shared Contract so as to allow such other Party the ability to exercise any applicable rights under such Shared Contract) to cause a member of the PayPal Group or the eBay Group, as the case may be, to receive the rights and benefits of that portion of each Shared Contract that relates to the PayPal Business or the eBay Business, respectively (in each case, to the extent so related), as if such Shared Contract had been assigned to (or amended to admit) a member of the applicable Group pursuant to this Section 2.8, and to bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement), as if such Liabilities had been assumed by a member of the applicable Group pursuant to this Section 2.8.

(b) Each of eBay and PayPal shall, and shall cause the members of its Group to, (i) treat for all Tax purposes the portion of each Shared Contract inuring to its respective businesses as Assets owned by, and/or Liabilities of, as applicable, such Party, or the members of its Group, as applicable, not later than the Effective Time, and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by applicable Law).

(c) Nothing in this Section 2.8 shall require any member of any Group to make any non-de minimis payment (except to the extent advanced, assumed or agreed in advance to be reimbursed by any member of the other Group), incur any non-de minimis obligation or grant any non-de minimis concession for the benefit of any member of the other Group in order to effect any transaction contemplated by this Section 2.8.

2.9 Bank Accounts; Cash Balances.

(a) Each Party agrees to take, or cause the members of its Group to take, at the Effective Time (or such earlier time as the Parties may agree), all actions necessary to amend all contracts or agreements governing each bank and brokerage account owned by PayPal or any other member of the PayPal Group (collectively, the “PayPal Accounts”) and all contracts or agreements governing each bank or brokerage account owned by eBay or any other member of the eBay Group (collectively, the “eBay Accounts”) so that each such PayPal Account and eBay Account, if currently Linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “Linked”) to any eBay Account or PayPal Account, respectively, is de-Linked from such eBay Account or PayPal Account, respectively.

(b) It is intended that, following consummation of the actions contemplated by Section 2.9(a), there will be in place a cash management process pursuant to which the PayPal Accounts will be managed and funds collected will be transferred into one (1) or more accounts maintained by PayPal or a member of the PayPal Group.

(c) It is intended that, following consummation of the actions contemplated by Section 2.9(a), there will continue to be in place a cash management process pursuant to which the eBay Accounts will be managed and funds collected will be transferred into one (1) or more accounts maintained by eBay or a member of the eBay Group.

(d) With respect to any outstanding checks issued or payments initiated by eBay, PayPal, or any of the members of their respective Groups prior to the Effective Time, such outstanding checks and payments shall be honored following the Effective Time by the Person or Group owning the account on which the check is drawn or from which the payment was initiated, respectively.

(e) As between eBay and PayPal (and the members of their respective Groups), all payments made and reimbursements or other payments received after the Effective Time by either Party (or member of its Group) that relate to a business, Asset or Liability of the other Party (or member of its Group), shall be held by such Party in trust for the use and benefit of the Party entitled thereto and, promptly following receipt by such Party of any such payment or reimbursement, such Party shall pay over, or shall cause the applicable member of its Group to pay over, to the other Party the amount of such payment or reimbursement without right of set-off.

2.10 Ancillary Agreements. Effective on or prior to the Effective Time, each of eBay and PayPal will, or will cause the applicable members of their Groups to, execute and deliver all Ancillary Agreements to which it is a party.

2.11 Disclaimer of Representations and Warranties. EACH OF EBAY (ON BEHALF OF ITSELF AND EACH MEMBER OF THE EBAY GROUP) AND PAYPAL (ON BEHALF OF ITSELF AND EACH MEMBER OF THE PAYPAL GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT OR COMMERCIAL AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR COMMERCIAL AGREEMENT, ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENT, ANY COMMERCIAL AGREEMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT OR ANY COMMERCIAL AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM OF DEED OR CONVEYANCE) AND

THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE WILL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY APPROVALS OR NOTIFICATIONS ARE NOT OBTAINED OR MADE OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

2.12 Cash Transfer. Prior to the Effective Time and pursuant to the Plan of Reorganization, eBay shall transfer, or cause its Subsidiaries to transfer (including by one or more transfers or capital contributions), to PayPal and/or the applicable PayPal Designees an aggregate amount of cash and cash equivalents (“Cash Amounts”) equal to $[•] (such Cash Amounts, the “Transferred Cash Amount”). All Cash Amounts held by PayPal or any member of the PayPal Group as of the Effective Time shall be a PayPal Asset, and all Cash Amounts held by eBay or any member of the eBay Group as of the Effective Time shall be an eBay Asset.

2.13 Financial Information Certifications. eBay’s disclosure controls and procedures and internal control over financial reporting (as each is contemplated by the Exchange Act) are currently applicable to PayPal as its Subsidiary. In order to enable the principal executive officer and principal financial officer of PayPal to make the certifications required of them under Section 302 of the Sarbanes-Oxley Act of 2002, eBay, within thirty-five (35) days of the end of any fiscal quarter during which PayPal remains eBay’s Subsidiary, shall provide PayPal with one (1) or more certifications (in a format to be agreed by eBay and PayPal in good faith) with respect to such disclosure controls and procedures, its internal control over financial reporting and the effectiveness thereof. Such certification(s) shall be provided by eBay (and not by any officer or employee in their individual capacity).

2.14 Transition Committee. Prior to the Effective Time, the Parties shall establish a transition committee (the “Transition Committee”) that shall consist of an equal number of members from eBay and PayPal. The Transition Committee shall be responsible for monitoring and managing all matters related to any of the transactions contemplated by this Agreement or any Ancillary Agreements. The Transition Committee shall have the authority to (a) establish one (1) or more subcommittees from time to time as it deems appropriate or as may be described in any Ancillary Agreements, with each such subcommittee comprised of one or more members of the Transition Committee or one or more employees of either Party or any member of its respective Group, and each such subcommittee having such scope of responsibility as may be determined by the Transition Committee from time to time; (b) delegate to any such committee any of the powers of the Transition Committee; (c) combine, modify the scope of responsibility of, and disband any such subcommittees; and (d) modify or reverse any such delegations. The Transition Committee shall establish general procedures for managing the responsibilities delegated to it under this Section 2.14, and may modify such procedures from time to time. All decisions by the Transition Committee or any subcommittee thereof shall be effective only if mutually agreed by both Parties. The Parties shall utilize the procedures set forth in Article VII to resolve any matters as to which the Transition Committee is not able to reach a decision.

ARTICLE III

THE DISTRIBUTION

3.1 Sole and Absolute Discretion; Cooperation.

(a) eBay shall, in its sole and absolute discretion, determine the terms of the Distribution, including the form, structure and terms of any transaction(s) and/or offering(s) to effect the Distribution and the timing and conditions to the consummation of the Distribution. In addition, eBay may, at any time and from time to time until the consummation of the Distribution, modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution. Nothing shall in any way limit eBay’s right to terminate this Agreement or the Distribution as set forth in Article IX or alter the consequences of any such termination from those specified in Article IX.

(b) PayPal shall cooperate with eBay to accomplish the Distribution and shall, at eBay’s direction, promptly take any and all actions necessary or desirable to effect the Distribution, including in respect of the registration under the Exchange Act of PayPal Shares on the Form 10. eBay shall select any investment bank or manager in connection with the Distribution, as well as any financial printer, solicitation and/or exchange agent and financial, legal, accounting and other advisors for eBay. PayPal and eBay will provide to the Agent any information required in order to complete the Distribution.

3.2 Actions Prior to the Distribution. Prior to the Effective Time and subject to the terms and conditions set forth herein, the Parties shall take, or cause to be taken, the following actions in connection with the Distribution:

(a) Notice to eBay Stock Exchange. eBay shall, to the extent possible, give the eBay Stock Exchange not less than ten (10) days’ advance notice of the Record Date in compliance with Rule 10b-17 under the Exchange Act.

(b) PayPal Certificate of Incorporation and PayPal Bylaws. On or prior to the Distribution Date, eBay and PayPal shall take all necessary actions so that, as of the Effective Time, the PayPal Certificate of Incorporation and the PayPal Bylaws shall become the certificate of incorporation and bylaws of PayPal, respectively.

(c) PayPal Directors and Officers. On or prior to the Distribution Date, eBay and PayPal shall take all necessary actions so that as of the Effective Time: (i) the directors and executive officers of PayPal shall be those set forth in the Information Statement made available to the Record Holders prior to the Distribution Date, unless otherwise agreed by the Parties; and (ii) PayPal shall have such other officers as the board of directors of PayPal shall appoint.

(d) PayPal Stock Exchange Listing. PayPal shall prepare and file, and shall use its reasonable best efforts to have approved, an application for the listing of the PayPal Shares to be distributed in the Distribution on the PayPal Stock Exchange, subject to official notice of distribution.

(e) Securities Law Matters. PayPal shall file any amendments or supplements to the Form 10 as may be necessary or advisable in order to cause the Form 10 to become and remain effective as required by the SEC or federal, state or other applicable securities Laws. eBay and PayPal shall cooperate in preparing, filing with the SEC and causing to become effective registration statements or amendments thereof which are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or advisable in connection with the transactions contemplated by this Agreement and the Ancillary Agreements. eBay and PayPal will prepare, and PayPal will, to the extent required under applicable Law, file with the SEC any such documentation and any requisite no-action letters which eBay determines are necessary or desirable to effectuate the Distribution, and eBay and PayPal shall each use its reasonable best efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable. eBay and PayPal shall take all such action as may be necessary or appropriate under the securities or blue sky Laws of the United States (and any comparable Laws under any foreign jurisdiction) in connection with the Distribution.

(f) Availability of Information Statement. eBay shall, as soon as is reasonably practicable after the Form 10 is declared effective under the Exchange Act and the eBay Board has approved the Distribution, cause the Information Statement to be mailed to the Record Holders or, in connection with the delivery of a notice of Internet availability of the Information Statement to such holders, posted on the Internet.

(g) The Distribution Agent. eBay shall enter into a distribution agent agreement with the Agent or otherwise provide instructions to the Agent regarding the Distribution.

(h) Stock-Based Employee Benefit Plans. eBay and PayPal shall take all actions as may be necessary to approve the grants of adjusted equity awards by eBay (in respect of eBay shares) and PayPal (in respect of PayPal shares) in connection with the Distribution in order to satisfy the requirements of Rule 16b-3 under the Exchange Act.

3.3 Conditions to the Distribution.

(a) The consummation of the Distribution will be subject to the satisfaction, or waiver by eBay in its sole and absolute discretion, of the following conditions:

(i) The SEC shall have declared effective the Form 10; no order suspending the effectiveness of the Form 10 shall be in effect; and no proceedings for such purposes shall have been instituted or threatened by the SEC.

(ii) The Information Statement shall have been mailed to the Record Holders or, in connection with the delivery of a notice of Internet availability of the Information Statement to such holders, posted on the Internet.

(iii) eBay shall have received the Tax Opinion regarding the qualification of the Contribution and the Distribution, taken together, as a transaction that is generally tax free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code.

(iv) The transfer of the PayPal Assets (other than any Delayed PayPal Asset) and PayPal Liabilities (other than any Delayed PayPal Liability) contemplated to be transferred from eBay to PayPal on or prior to the Distribution shall have occurred as contemplated by Section 2.1, and the transfer of the eBay Assets (other than any Delayed eBay Asset) and eBay Liabilities (other than any Delayed eBay Liability) contemplated to be transferred from PayPal to eBay on or prior to the Distribution Date shall have occurred as contemplated by Section 2.1, in each case pursuant to the Plan of Reorganization.

(v) The actions and filings necessary or appropriate under applicable U.S. federal, U.S. state or other securities Laws or blue sky Laws and the rules and regulations thereunder shall have been taken or made, and, where applicable, have become effective or been accepted.

(vi) Any Approvals or Notifications of any Governmental Authorities required for the consummation of the Separation and Distribution, including any required Approvals or Notifications of the Commission de Surveillance du Secteur Financier and the Bank Centrale du Luxembourg, have been obtained.

(vii) Each of the Ancillary Agreements shall have been duly executed and delivered by the applicable parties thereto.

(viii) No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Separation, the Distribution or any of the transactions related thereto shall be in effect.

(ix) The PayPal Shares to be distributed to the eBay stockholders in the Distribution shall have been accepted for listing on the PayPal Stock Exchange, subject to official notice of distribution.

(x) PayPal and/or the applicable PayPal Designees shall have received the Transferred Cash Amount.

(xi) No other events or developments shall exist or shall have occurred that, in the judgment of the eBay Board, in its sole and absolute discretion, makes it inadvisable to effect the Separation, the Distribution or the transactions contemplated by this Agreement or any Ancillary Agreement.

(b) The foregoing conditions are for the sole benefit of eBay and shall not give rise to or create any duty on the part of eBay or the eBay Board to waive or not waive any such condition or in any way limit eBay’s right to terminate this Agreement as set forth in Article IX or alter the consequences of any such termination from those specified in Article IX. Any determination made by the eBay Board prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in Section 3.3(a) shall be conclusive and binding on the Parties. If eBay waives any material condition, it shall promptly issue a press release disclosing such fact and file a Current Report on Form 8-K with the SEC describing such waiver.

3.4 The Distribution.

(a) Subject to Section 3.3, on or prior to the Effective Time, PayPal will deliver to the Agent, for the benefit of the Record Holders, book-entry transfer authorizations for such number of the outstanding PayPal Shares as is necessary to effect the Distribution, and shall cause the transfer agent for the eBay Shares to instruct the Agent to distribute at the Effective Time the appropriate number of PayPal Shares to each such holder or designated transferee or transferees of such holder by way of direct registration in book-entry form. PayPal will not issue paper stock certificates in respect of the PayPal Shares. The Distribution shall be effective at the Effective Time.

(b) Subject to Sections 3.3 and 3.4(c), each Record Holder will be entitled to receive in the Distribution a number of whole PayPal Shares equal to the number of eBay Shares held by such Record Holder on the Record Date multiplied by the Distribution Ratio, rounded down to the nearest whole number.

(c) No fractional shares will be distributed or credited to book-entry accounts in connection with the Distribution, and any such fractional shares interests to which a Record Holder would otherwise be entitled shall not entitle such Record Holder to vote or to any other rights as a stockholder of PayPal. In lieu of any such fractional shares, each Record Holder who, but for the provisions of this Section 3.4(c), would be entitled to receive a fractional share interest of a PayPal Share pursuant to the Distribution, shall be paid cash, without any interest thereon, as hereinafter provided. As soon as practicable after the Effective Time, eBay shall direct the Agent to determine the number of whole and fractional PayPal Shares allocable to each Record Holder, to aggregate all such fractional shares into whole shares, and to sell the whole shares obtained thereby in the open market at the then-prevailing prices on behalf of each Record Holder who otherwise would be entitled to receive fractional share interests (with the Agent, in its sole and absolute discretion, determining when, how and through which broker-dealer and at what price to make such sales), and to cause to be distributed to each such Record Holder, in lieu of any fractional share, such Record Holder’s or owner’s ratable share of the total proceeds of such sale, after deducting any Taxes required to be withheld and applicable transfer Taxes, and after deducting the costs and expenses of such sale and distribution, including brokers fees and commissions. None of eBay, PayPal or the Agent will be required to guarantee any minimum sale price for the fractional PayPal Shares sold in accordance with this Section 3.4(c). Neither eBay nor PayPal will be required to pay any interest on the proceeds from the sale of fractional shares. Neither the Agent nor the broker-dealers through which the aggregated fractional shares are sold shall be Affiliates of eBay or PayPal. Solely for purposes of computing fractional share interests pursuant to this Section 3.4(c) and Section 3.4(e), the beneficial owner of eBay Shares held of record in the name of a nominee in any nominee account shall be treated as the Record Holder with respect to such shares.

(d) Notwithstanding anything herein to the contrary, if the distribution of PayPal Shares pursuant to the Distribution is not permitted under the applicable Law of any jurisdiction (each such jurisdiction, a “Prohibited Jurisdiction”), each Record Holder in such Prohibited Jurisdiction who, but for such applicable Law, would have received a PayPal Share pursuant to the Distribution, shall receive a distribution of cash, without any interest thereon, in lieu of such PayPal Share to the extent permitted by the applicable Law of such Prohibited

Jurisdiction. The procedures set forth in Section 3.4(c) with respect to fractional shares shall apply to the distribution of PayPal Shares to Record Holders in Prohibited Jurisdictions, mutatis mutandis, with each reference to a “fractional share” in such sentences being deemed a reference to a PayPal Share that, but for this Section 3.4(d) and for applicable Law, would have been distributed pursuant to the Distribution to a Record Holder in a Prohibited Jurisdiction.

(e) Any PayPal Shares or cash in lieu of PayPal Shares (or fractions thereof) that remain unclaimed by any Record Holder one hundred and eighty (180) days after the Distribution Date shall be delivered to PayPal, and PayPal shall hold such PayPal Shares for the account of such Record Holder, and the Parties agree that all obligations to provide such PayPal Shares and cash, if any, in lieu of PayPal Shares (or fractions thereof) shall be obligations of PayPal, subject in each case to applicable escheat or other abandoned property Laws, and eBay shall have no Liability with respect thereto.

(f) Until the PayPal Shares are duly transferred in accordance with this Section 3.4 and applicable Law and subject to Section 3.4(d), from and after the Effective Time, PayPal will regard the Persons entitled to receive such PayPal Shares as record holders of PayPal Shares in accordance with the terms of the Distribution without requiring any action on the part of such Persons. PayPal agrees that, subject to any transfers of such shares, from and after the Effective Time (i) each such holder will be entitled to receive all dividends payable on, and exercise voting rights and all other rights and privileges with respect to, the PayPal Shares then held by such holder, and (ii) each such holder will be entitled, without any action on the part of such holder, to receive evidence of ownership of the PayPal Shares then held by such holder.

ARTICLE IV

MUTUAL RELEASES; INDEMNIFICATION

4.1 Release of Pre-Distribution Claims.

(a) PayPal Release of eBay. Except as provided in Sections 4.1(c) and 4.3, effective as of the Effective Time, PayPal does hereby, for itself and each other member of the PayPal Group, and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the PayPal Group (in each case, in their respective capacities as such), surrender, relinquish, release and forever discharge (i) eBay and the members of the eBay Group, and their respective successors and assigns, and (ii) all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the eBay Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, and (iii) all Persons who at any time prior to the Effective Time are or have been stockholders, directors, officers, agents or employees of a Transferred Entity and who are not, as of immediately following the Effective Time, directors, officers or employees of PayPal or a member of the PayPal Group, in each case from: (A) all PayPal Liabilities, (B) all Liabilities arising from or in connection with the transactions and all other activities to implement the Separation and the Distribution and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent relating to, arising out of or resulting from the PayPal Business, the PayPal Assets or the PayPal Liabilities.

(b) eBay Release of PayPal. Except as provided in Sections 4.1(c) and 4.2, effective as of the Effective Time, eBay does hereby, for itself and each other member of the eBay Group and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the eBay Group (in each case, in their respective capacities as such), surrender, relinquish, release and forever discharge (i) PayPal and the members of the PayPal Group and their respective successors and assigns, and (ii) all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the PayPal Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from (A) all eBay Liabilities, (B) all Liabilities arising from or in connection with the transactions and all other activities to implement the Separation and the Distribution and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent relating to, arising out of or resulting from the eBay Business, the eBay Assets or the eBay Liabilities.

(c) Obligations Not Affected. Nothing contained in Section 4.1(a) or 4.1(b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings that are specified in Section 2.7(b) or the applicable Schedules thereto as not to terminate as of the Effective Time, in each case in accordance with its terms. Nothing contained in Sections 4.1(a) or 4.1(b) shall release any Person from:

(i) any Liability provided in or resulting from any agreement among any members of the eBay Group or the PayPal Group that is specified in Section 2.7(b) or the applicable Schedules thereto as not to terminate as of the Effective Time, or any other Liability specified in Section 2.7(b) as not to terminate as of the Effective Time;

(ii) any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any Ancillary Agreement;

(iii) any Liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of the other Group prior to the Effective Time;

(iv) any Liability for unpaid amounts for products or services or refunds owing on products or services due on a value-received basis for work done by a member of one Group at the request or on behalf of a member of the other Group;

(v) any Liability provided in or resulting from any Contract or understanding that is entered into after the Effective Time between any Party (and/or a member of such Party’s Group), on the one hand, and any other Party (and/or a member of the other Party’s Group), on the other hand;

(vi) any Liability that the Parties may have with respect to indemnification or contribution pursuant to this Agreement, any Ancillary Agreement or otherwise for claims brought against the Parties by third Persons, which Liability shall be governed by the provisions of this Article IV and Article V and, if applicable, the appropriate provisions of the Ancillary Agreements; or

(vii) any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 4.1.

In addition, nothing contained in Section 4.1(a) shall release any member of the eBay Group from honoring its existing obligations to indemnify any director, officer or employee of PayPal who was a director, officer or employee of any member of the eBay Group on or prior to the Effective Time, to the extent such director, officer or employee becomes a named defendant in any Action with respect to which such director, officer or employee was entitled to such indemnification pursuant to such existing obligations, it being understood that, if the underlying obligation giving rise to such Action is a PayPal Liability, PayPal shall indemnify eBay for such Liability (including eBay’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article IV.

(d) No Claims. PayPal shall not make, and shall not permit any member of the PayPal Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against eBay or any other member of the eBay Group, or any other Person released pursuant to Section 4.1(a), with respect to any Liabilities released pursuant to Section 4.1(a). eBay shall not make, and shall not permit any other member of the eBay Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification against PayPal or any other member of the PayPal Group, or any other Person released pursuant to Section 4.1(b), with respect to any Liabilities released pursuant to Section 4.1(b).

(e) Execution of Further Releases. At any time at or after the Effective Time, at the request of either Party, the other Party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions of this Section 4.1.

4.2 Indemnification by PayPal. Except as otherwise specifically set forth in this Agreement or in any Ancillary Agreement, to the fullest extent permitted by Law, PayPal shall, and shall cause the other members of the PayPal Group to, indemnify, defend and hold harmless eBay, each member of the eBay Group and each of their respective past, present and future directors, officers, employees and agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “eBay Indemnified Parties”), from and against any and all Liabilities of the eBay Indemnified Parties relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a) any PayPal Liability;

(b) any failure of PayPal, any other member of the PayPal Group or any other Person to pay, perform or otherwise promptly discharge any PayPal Liabilities in accordance with their terms, whether prior to, on or after the Effective Time;

(c) the PayPal Specified Actions and 50% of the Shared Contingent Liabilities;

(d) any breach by PayPal or any other member of the PayPal Group of this Agreement or any of the Ancillary Agreements (other than the Ancillary Agreements set forth on Schedule 4.2(d), which shall be subject to the indemnification provisions contained therein);

(e) except to the extent it relates to an eBay Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the PayPal Group by any member of the eBay Group that survives following the Distribution; and

(f) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the Form 10, the Information Statement (as amended or supplemented if PayPal shall have furnished any amendments or supplements thereto) or any other Disclosure Document, other than the matters described in clause (f) of Section 4.3.

4.3 Indemnification by eBay. Except as otherwise specifically set forth in this Agreement or in any Ancillary Agreement, to the fullest extent permitted by Law, eBay shall, and shall cause the other members of the eBay Group to, indemnify, defend and hold harmless PayPal, each member of the PayPal Group and each of their respective past, present and future directors, officers, employees or agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “PayPal Indemnified Parties”), from and against any and all Liabilities of the PayPal Indemnified Parties relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a) any eBay Liability;

(b) any failure of eBay, any other member of the eBay Group or any other Person to pay, perform or otherwise promptly discharge any eBay Liabilities in accordance with their terms, whether prior to, on or after the Effective Time;

(c) the eBay Specified Actions and 50% of the Shared Contingent Liabilities;

(d) any breach by eBay or any other member of the eBay Group of this Agreement or any of the Ancillary Agreements (other than the Ancillary Agreements set forth on Schedule 4.2(d), which shall be subject to the indemnification provisions contained therein);

(e) except to the extent it relates to a PayPal Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the eBay Group by any member of the PayPal Group that survives following the Distribution; and

(f) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to statements made explicitly in eBay’s name in the Form 10, the Information Statement (as amended or supplemented if PayPal shall have furnished any amendments or supplements thereto) or any other Disclosure Document; it being agreed that the statements set forth on Schedule 4.3(f) shall be the only statements made explicitly in eBay’s name in the Form 10, the Information Statement or any other Disclosure Document, and all other information contained in the Form 10, the Information Statement or any other Disclosure Document shall be deemed to be information supplied by PayPal.

4.4 Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a) The Parties intend that any Liability subject to indemnification, contribution or reimbursement pursuant to this Article IV or Article V will be net of Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnified Party in respect of such indemnifiable Liability. Accordingly, the amount that either Party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification or contribution hereunder (an “Indemnified Party”) will be reduced by any Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnified Party in respect of the related Liability. If an Indemnified Party receives a payment (an “Indemnity Payment”) under this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds or any other amounts in respect of the same Liability, then the Indemnified Party will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or such other amounts (net of any out-of-pocket costs or expenses incurred in the collection thereof) had been received, realized or recovered before the Indemnity Payment was made.

(b) The Parties agree that an insurer that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of any provision contained in this Agreement or any Ancillary Agreement, have any subrogation rights with respect thereto, it being understood that no insurer or any other Third Party shall be entitled to a “windfall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the liability allocation, indemnification and contribution provisions hereof. Accordingly, any provision herein that could have the result of giving any insurer or other Third Party such a “windfall” shall be suspended or amended to the extent necessary to not provide such “windfall.” Each Party shall, and shall cause the members of its Group to, use commercially reasonable efforts (taking into account the probability of success on the merits and the cost of expending such efforts, including attorneys’ fees and expenses) to collect or recover any Insurance Proceeds that may be collectible or recoverable respecting the Liabilities for which indemnification or contribution may be available under this Article IV. Notwithstanding the foregoing, an Indemnifying Party may not delay making any indemnification payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any Action to collect or recover Insurance Proceeds, and an Indemnified Party need not attempt to collect any Insurance Proceeds prior to making a claim for indemnification or contribution or receiving any Indemnity Payment otherwise owed to it under this Agreement or any Ancillary Agreement.

4.5 Procedures for Indemnification of Third-Party Claims.

(a) Notice of Claims. If, at or following the date of this Agreement, an Indemnified Party shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a member of the eBay Group or the PayPal Group of any claim or of the commencement by any such Person of any Action (collectively, a “Third-Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnified Party pursuant to Sections 4.2 or 4.3, or any other Section of this Agreement or any Ancillary Agreement, such Indemnified Party shall give such Indemnifying Party written notice within thirty (30) days of becoming aware of such Third-Party Claim (or sooner if the nature of the Third-Party Claim so requires). Any such notice shall describe the Third-Party Claim in reasonable detail, including, to the extent set forth in or readily apparent from the notices and documents received by the Indemnified Party, the facts and circumstances giving rise to such claim for indemnification, and include copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third-Party Claim. Notwithstanding the foregoing, the failure of an Indemnified Party to provide notice in accordance with this Section 4.5(a) shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent to which the Indemnifying Party is prejudiced by the Indemnified Party’s failure to provide notice in accordance with this Section 4.5(a).

(b) Control of Defense. An Indemnifying Party may elect to control the defense of (and unless the Indemnifying Party has specified any reservations or exceptions, seek to settle or compromise), at its own expense and with its own counsel, any Third-Party Claim; provided, that, prior to the Indemnifying Party assuming and controlling defense of such Third-Party Claim, it shall first confirm to the Indemnitee in writing that, assuming the facts presented to the Indemnifying Party by the Indemnitee being true, the Indemnifying Party shall indemnify the Indemnitee for any such Damages to the extent resulting from, or arising out of, such Third-Party-Claim. Notwithstanding the foregoing, if the Indemnifying Party assumes such defense and, in the course of defending such Third-Party Claim, (i) the Indemnifying Party discovers that the facts presented at the time the Indemnifying Party acknowledged its indemnification obligation in respect of such Third-Party Claim were not true in all material respects or that such facts, while true in all material respects, do not form the basis upon which such Third-Party Claim is predicated (e.g., as a result of the allegations made in such Third-Party Claim changing over time) and (ii) such untruth or change provides a reasonable basis for asserting that the Indemnifying Party does not have an indemnification obligation in respect of such Third-Party Claim, then (A) the Indemnifying Party shall not be bound by such acknowledgment, (B) the Indemnifying Party shall promptly thereafter provide the Indemnitee written notice of its assertion that it does not have an indemnification obligation in respect of such Third-Party Claim (giving the reasons therefor) and (C) the Indemnitee shall have the right to assume the defense of such Third-Party Claim. Within thirty (30) days after the receipt of a notice from an Indemnified Party in accordance with Section 4.5(a) (or sooner, if the nature of the Third-Party Claim so requires), the Indemnifying Party shall provide written notice to the Indemnified Party indicating whether the Indemnifying Party shall assume responsibility for defending the Third-Party Claim, which written notice shall specify any reservations or exceptions by the Indemnifying Party. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnified Party of its election within thirty (30) days after receipt of the notice from an Indemnified Party as provided in Section 4.5(a), then the Indemnified Party that is the subject of such Third-Party Claim shall be entitled to continue to conduct and control the defense of such Third-Party Claim. Notwithstanding an election by an Indemnifying Party to defend a Third-Party Claim pursuant to this Section 4.5(b), the Indemnified Party may, upon written notice to the Indemnifying Party, elect to take over the defense of such Third-Party Claim (although the Indemnifying Party may continue to participate but not control such defense) if (I) in its exercise of reasonable business judgment, the Indemnified Party determines that the Indemnifying Party is not defending such Third-Party Claim competently or in good faith, (II) the Indemnified Party determines in good faith that such Indemnified Party and the Indemnifying Party have actual or potential differing defenses or conflicts of interest between them that make joint representation inappropriate, (III) the Indemnifying Party makes a general assignment for the benefit of creditors, has filed against it or files a petition in bankruptcy or insolvency or is declared bankrupt or insolvent or declares that it is bankrupt or insolvent, or (IV) there occurs a change of control of the Indemnifying Party.

(c) Allocation of Defense Costs. If an Indemnifying Party has elected to assume the defense of a Third-Party Claim, then such Indemnifying Party shall be solely liable for all fees and expenses incurred by it in connection with the defense of such Third-Party Claim and shall not be entitled to seek any indemnification or reimbursement from the Indemnified Party for any such fees or expenses incurred by the Indemnifying Party during the course of the defense of such Third-Party Claim by such Indemnifying Party, regardless of any subsequent decision by the Indemnifying Party to reject or otherwise abandon its assumption of such defense. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnified Party of its election within thirty (30) days after receipt of a notice from an Indemnified Party as provided in Section 4.5(a) or the Indemnified Party takes over the defense of any Third Party-Claim pursuant to Section 4.5(b), and the Indemnified Party conducts and controls the defense of such Third-Party Claim and the Indemnifying Party has an indemnification obligation with respect to such Third-Party Claim, then the Indemnifying Party shall be liable for all reasonable fees and expenses incurred by the Indemnified Party in connection with the defense of such Third-Party Claim.

(d) Right to Monitor and Participate. An Indemnified Party that does not conduct and control the defense of any Third-Party Claim, or an Indemnifying Party that has failed to elect to defend any Third-Party Claim as contemplated hereby or from whom the Indemnified Party has taken over control of defense of the claim pursuant to Section 4.5(b), nevertheless shall have the right to employ separate counsel (including local counsel as necessary) of its own choosing to monitor and participate in (but not control) the defense of any Third-Party Claim for which it is a potential Indemnified Party or Indemnifying Party, but the fees and expenses of such counsel shall be borne by such Indemnified Party or non-controlling Indemnifying Party, as the case may be, and the provisions of Section 4.5(c) shall not apply to such fees and expenses; provided, that if the Indemnifying Party has elected to defend the Third-Party Claim but has specified, and continues to assert, any reservations or exceptions, then the Indemnifying Party shall reimburse the reasonable fees and expenses of such counsel for the potential Indemnified Party. Notwithstanding the foregoing, but subject to Sections 6.7 and 6.8, and whether or not participating in the defense of a claim, such Party shall use commercially reasonable efforts to cooperate with the Party entitled to conduct and control the defense of such Third-Party Claim in such defense and make available to the controlling Party, all witnesses, information and materials in such Party’s possession or under such Party’s control relating thereto as are reasonably required by the controlling Party (with the reasonable out-of-pocket costs associated with such cooperation being at the expense of the Indemnifying Party). In addition to the foregoing, if any Indemnified Party shall in good faith determine that such Indemnified Party and the Indemnifying Party have actual or potential differing defenses or conflicts of interest between them that make joint representation inappropriate, then the Indemnified Party shall have the right to employ separate counsel (including local counsel as necessary) and to participate in (but not control) the defense, compromise, or settlement thereof, and the Indemnifying Party shall bear the reasonable fees and expenses of one such counsel and local counsel (as appropriate) for all Indemnified Parties.

(e) No Settlement. The Indemnifying Party may not settle or compromise any Third-Party Claim without the consent of the Indemnified Party, which consent may not be unreasonably withheld, unless such settlement or compromise is solely for monetary damages, does not involve any finding or determination of wrongdoing or violation of Law by the other Party and provides for a full, unconditional and irrevocable release of the other Party from all Liability in connection with the Third-Party Claim. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnified Party of its election within thirty (30) days after receipt of a notice from an Indemnified Party as provided in Section 4.5(a), and the Indemnified Party conducts and controls the defense of such Third-Party Claim, the Indemnified Party may enter into a reasonable settlement or compromise of such Third-Party Claim without the consent of the Indemnifying Party. If the Indemnified Party takes over the defense of any Third Party-Claim pursuant to Section 4.5(b), the Indemnified Party may not settle or compromise any Third-Party Claim without the consent of the Indemnifying Party, which consent may not be unreasonably withheld or delayed. The Parties hereby agree that if a Party presents the other Party with a written notice containing a proposal to settle or compromise a Third-Party Claim for which either Party is seeking to be indemnified hereunder and the Party receiving such proposal does not respond in any manner to the Party presenting such proposal within thirty (30) days (or within any such shorter time period that may be required by applicable Law or court order) of receipt of such proposal, then the Party receiving such proposal shall be deemed to have consented to the terms of such proposal.

(f) Legal Hold Orders. PayPal shall prepare and circulate a legal hold order (“LHO”) covering relevant categories of documents as promptly as practical following receipt of any notice pursuant to Section 4.5(a) with respect to any Action that PayPal determines in good faith is meritorious and shall promptly notify eBay after such LHO has been circulated. eBay shall prepare and circulate a LHO covering documents in the possession, custody or control of the eBay Group with respect to any Action so notified to PayPal. eBay shall prepare and circulate an LHO covering relevant categories of documents as promptly as practical following receipt of any notice pursuant to Section 4.5(a) with respect to any Action that eBay determines in good faith is meritorious and shall promptly notify PayPal after such LHO has been circulated. PayPal shall prepare and circulate a LHO covering documents in the possession, custody or control of the PayPal Group with respect to any Action so notified to eBay.

(g) Reporting. An Indemnifying Party shall provide the Indemnified Party with a monthly written report identifying any Third-Party Claims that such Indemnifying Party has elected to defend pursuant to Section 4.5(b), the Actions relating to the Shared Contingent Liabilities and the eBay Specified Actions or the PayPal Specified Actions, as applicable. In addition, the Indemnifying Party shall establish a procedure reasonably acceptable to the Indemnified Party to automatically send electronic notice from the Indemnifying Party to the Indemnified Party through the litigation management system or any successor system when any such Third-Party Claim is closed, regardless of whether such Third-Party Claim was decided by settlement, verdict, dismissal or was otherwise disposed of.

4.6 Additional Matters.

(a) Timing of Payments. Indemnification or contribution payments in respect of any Liabilities for which an Indemnified Party is entitled to indemnification or contribution under this Article IV shall be paid reasonably promptly (but in any event within thirty (30) days of the final determination of the amount that the Indemnified Party is entitled to indemnification or contribution under this Article IV) by the Indemnifying Party to the Indemnified Party as such Liabilities are incurred upon demand by the Indemnified Party, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification or contribution payment, including documentation with respect to calculations made and consideration of any Insurance Proceeds that actually reduce the amount of such Liabilities. The indemnity and contribution provisions contained in this Article IV shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnified Party, and (ii) the knowledge by the Indemnified Party of Liabilities for which it might be entitled to indemnification hereunder.

(b) Notice of Direct Claims. Any claim for indemnification or contribution under this Agreement or any Ancillary Agreement that does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnified Party to the applicable Indemnifying Party; provided, that the failure by an Indemnified Party to so assert any such claim shall not prejudice the ability of the Indemnified Party to do so at a later time except to the extent (if any) that the Indemnifying Party is prejudiced thereby. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such thirty (30)-day period, such specified claim shall be conclusively deemed a Liability of the Indemnifying Party under this Section 4.6(b) or, in the case of any written notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of the claim (or such portion thereof) becomes finally determined. If such Indemnifying Party does not respond within such thirty (30)-day period or rejects such claim in whole or in part, such Indemnified Party shall, subject to the provisions of Article VII, be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the Ancillary Agreements, as applicable, without prejudice to its continuing rights to pursue indemnification or contribution hereunder.

(c) Pursuit of Claims Against Third Parties. If (i) a Party incurs any Liability arising out of this Agreement or any Ancillary Agreement; (ii) an adequate legal or equitable remedy is not available for any reason against the other Party to satisfy the Liability incurred by the incurring Party; and (iii) a legal or equitable remedy may be available to the other Party against a Third Party for such Liability, then the other Party shall use its commercially reasonable efforts to cooperate with the incurring Party, at the incurring Party’s expense, to permit the incurring Party to obtain the benefits of such legal or equitable remedy against the Third Party.

(d) Subrogation. In the event of payment by or on behalf of any Indemnifying Party to any Indemnified Party in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnified Party shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(e) Substitution. In the event of an Action for which a Party is entitled to indemnification hereunder in which the Indemnifying Party is not a named defendant, if either the Indemnified Party or Indemnifying Party shall so request, the Parties shall endeavor to substitute the Indemnifying Party for the named defendant. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in Section 4.5 and this Section 4.6, and the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts fees and all other external expenses), the costs of any judgment or settlement and the cost of any interest or penalties relating to any judgment or settlement.

4.7 Right of Contribution.

(a) Contribution. If any right of indemnification contained in Sections 4.2 or 4.3 is held unenforceable or is unavailable for any reason, or is insufficient to hold harmless an Indemnified Party in respect of any Liability for which such Indemnified Party is entitled to indemnification hereunder, then the Indemnifying Party shall contribute to the amounts paid or payable by the Indemnified Parties as a result of such Liability (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the members of its Group, on the one hand, and the Indemnified Parties entitled to contribution, on the other hand, as well as any other relevant equitable considerations.

(b) Allocation of Relative Fault. Solely for purposes of determining relative fault pursuant to this Section 4.7: (i) any fault associated with the business conducted with the Delayed PayPal Assets or Delayed PayPal Liabilities (except for the gross negligence or intentional misconduct of a member of the eBay Group) or with the ownership, operation or activities of the PayPal Business prior to the Effective Time shall be deemed to be the fault of PayPal and the other members of the PayPal Group, and no such fault shall be deemed to be the fault of eBay or any other member of the eBay Group; (ii) any fault associated with the business conducted with Delayed eBay Assets or Delayed eBay Liabilities (except for the gross negligence or intentional misconduct of a member of the PayPal Group) shall be deemed to be the fault of eBay and the other members of the eBay Group, and no such fault shall be deemed to be the fault of PayPal or any other member of the PayPal Group; (iii) any fault associated with the ownership, operation or activities of the eBay Business prior to the Effective Time shall be deemed to be the fault of eBay and the other members of the eBay Group, and no such fault shall be deemed to be the fault of PayPal or any other member of the PayPal Group; and (iv) (iii) any fault associated with the ownership, operation or activities of the PayPal Business prior to the Effective Time shall be deemed to be the fault of PayPal and the other members of the PayPal Group, and no such fault shall be deemed to be the fault of eBay or any other member of the eBay Group.

4.8 Covenant Not to Sue. Each Party hereby covenants and agrees that none of it, the members of such Party’s Group or any Person claiming through it shall bring suit or otherwise assert any claim against any Indemnified Party, or assert a defense against any claim asserted by any Indemnified Party, before any court, arbitrator, mediator or administrative agency anywhere in the world, alleging that: (a) the assumption of any PayPal Liabilities by PayPal or a member of the PayPal Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; (b) the retention of any eBay Liabilities by eBay or a member of the eBay Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason, or (c) the provisions of this Article IV are void or unenforceable for any reason.

4.9 Remedies Cumulative. The remedies provided in this Article IV shall be cumulative and, subject to the provisions of Article VIII, shall not preclude assertion by any Indemnified Party of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

4.10 Survival of Indemnities. The rights and obligations of each of eBay and PayPal and their respective Indemnified Parties under this Article IV shall survive (a) the sale or other transfer by either Party or any member of its Group of any assets or businesses or the assignment by it of any liabilities; or (b) any merger, consolidation, business combination, sale of all or substantially all of its Assets, restructuring, recapitalization, reorganization or similar transaction involving either Party or any of the members of its Group.

4.11 Coordination with Ancillary Agreements.

(a) The provisions of Sections 4.2 through 4.10 hereof shall not apply with respect to Taxes or Tax matters (including the control of Tax related proceedings), which shall be governed by the Tax Matters Agreement. In the case of any conflict between this Agreement and the Tax Matters Agreement in relation to any matters addressed by the Tax Matters Agreement, the Tax Matters Agreement shall control.

(b) The provisions of Sections 4.2 through 4.10 hereof shall not apply (except as expressly set forth in the applicable Ancillary Agreement) with respect to the representations, warranties, covenants and agreements set forth in the Operating Agreement, the Transition Services Agreement, the Colocation Services Agreements, the Data Sharing Addendum and the Product Development Agreement, which shall be governed by the Operating Agreement, the Transition Services Agreement, the Colocation Services Agreements, the Data Sharing Addendum and the Product Development Agreement, respectively.

(c) In the case of any conflict between this Agreement and the Operating Agreement in relation to any matters addressed by the Operating Agreement, the Operating Agreement shall control. In the case of any conflict between this Agreement and the Transition Services Agreement in relation to any matters addressed by the Transition Services Agreement, the Transition Services Agreement shall control. In the case of any conflict between this Agreement and the Intellectual Property Matters Agreement in relation to any matters addressed by the Intellectual Property Matters Agreement, the Intellectual Property Matters Agreement shall control. In the case of any conflict between this Agreement and a Colocation Services Agreement in relation to any matters addressed by the Colocation Services Agreement, the Colocation Services Agreement shall control. In the case of any conflict between this Agreement and the Data Sharing Addendum in relation to any matters addressed by the Data Sharing Addendum, the Data Sharing Addendum shall control. In the case of any conflict between this Agreement and the Product Development Agreement in relation to any matters addressed by the Product Development Agreement, the Product Development Agreement shall control.

ARTICLE V

CERTAIN OTHER MATTERS

5.1 Insurance Matters.

(a) eBay and PayPal agree to cooperate in good faith to provide for an orderly transition of insurance coverage from the date hereof through the Effective Time. In no event shall eBay, any other member of the eBay Group or any eBay Indemnified Party have Liability or obligation whatsoever to any member of the PayPal Group in the event that any insurance policy or other contract or policy of insurance shall be terminated or otherwise cease to be in effect for any reason, shall be unavailable or inadequate to cover any Liability of any member of the PayPal Group for any reason whatsoever, or shall not be renewed or extended beyond the current expiration date.

(b) From and after the Effective Time, with respect to any losses, damages and Liability incurred by any member of the PayPal Group prior to the Effective Time, eBay will provide PayPal with access to, and PayPal may, upon prior written notice to eBay in accordance with the procedures set forth on Schedule 5.1(b), make claims under, eBay’s policies or contracts of insurance in place immediately prior to the Effective Time and eBay’s historical policies of insurance, but solely to the extent that such policies provided coverage for members of the PayPal Group prior to the Effective Time; provided, that such access to, and the right to make claims under, such insurance policies, shall be subject to the terms and conditions of such insurance policies, including any limits on coverage or scope, any deductibles and other fees and expenses, and shall be subject to the following additional conditions:

(i) PayPal shall report any claim to eBay, as promptly as practicable, and in any event in sufficient time so that such claim may be made in accordance with eBay’s claim reporting procedures in effect immediately prior to the Effective Time (or in accordance with any modifications to such procedures after the Effective Time communicated by eBay to PayPal in writing);

(ii) PayPal and the members of the PayPal Group shall indemnify, hold harmless and reimburse eBay and the members of the eBay Group for any deductibles, self-insured retention (other than any such retention under an eBay Group captive insurance arrangement), fees and expenses incurred by eBay or any members of the eBay Group to the extent resulting from any access to, any claims made by PayPal or any other members of the PayPal Group under, any insurance provided pursuant to this Section 5.1(b), including any indemnity payments, settlements, judgments, legal fees and allocated claims expenses and claim handling fees, whether such claims are made by PayPal, its employees or third Persons (it being understood that amounts recovered under an eBay Group captive insurance arrangement shall not be deemed to be fees and expenses incurred by eBay or any member of the eBay Group); and

(iii) PayPal shall exclusively bear (and neither eBay nor any members of the eBay Group shall have any obligation to repay or reimburse PayPal or any member of the PayPal Group for) and shall be liable for all uninsured, uncovered, unavailable or uncollectible amounts of all such claims made by PayPal or any member of the PayPal Group under the policies as provided for in this Section 5.1(b). In the event an insurance policy aggregate is exhausted, or believed likely to be exhausted, due to noticed claims, the PayPal Group, on the one hand, and the eBay Group, on the other hand, shall be responsible for their pro rata portion of the reinstatement premium, if any, based upon the losses of such Group submitted to eBay’s insurance carrier(s) (including any submissions prior to the Effective Time). To the extent that the eBay Group or the PayPal Group is allocated more than its pro rata portion of such premium due to the timing of losses submitted to eBay’s insurance carrier(s), the other party shall promptly pay the first party an amount so that each Group shall be properly allocated its pro rata portion of the reinstatement premium. Subject to the following sentence, eBay may elect not to reinstate the policy aggregate. In the event that eBay elects not to reinstate the policy aggregate, it shall provide prompt written notice to PayPal, and PayPal may direct eBay in writing to, and eBay shall, in such case, reinstate the policy aggregate; provided, that PayPal shall then be responsible for all reinstatement premiums and other costs associated with such reinstatement.

In the event that any member of the eBay Group incurs any losses, damages or Liability prior to or in respect of the period prior to the Effective Time for which such member of the eBay Group is entitled to coverage under PayPal’s insurance policies, the same process pursuant to this Section 5.1(b) shall apply, substituting “eBay” for “PayPal” and “PayPal” for “eBay.”

(c) Except as provided in Section 5.1(b), from and after the Effective Time, neither PayPal nor any member of the PayPal Group shall have any rights to or under any of the insurance policies of eBay or any other member of the eBay Group. At the Effective Time, PayPal shall have in effect all insurance programs required to comply with PayPal’s contractual obligations and such other insurance policies required by Law or as reasonably necessary or appropriate for companies operating a business similar to PayPal’s. Such insurance programs may include general liability, commercial auto liability, workers’ compensation, employer’s liability, product liability, professional services liability, property, cargo, employment practices liability, employee dishonesty/crime, directors’ and officers’ liability and fiduciary liability.

(d) Neither PayPal nor any member of the PayPal Group, in connection with making a claim under any insurance policy of eBay or any member of the eBay Group pursuant to this Section 5.1, shall take any action (other than the act of making the claim) that would be reasonably likely to (i) have an adverse impact on the then-current relationship between eBay or any member of the eBay Group, on the one hand, and the applicable insurance company, on the other hand; (ii) result in the applicable insurance company terminating or reducing coverage, or increasing the amount of any premium owed by eBay or any member of the eBay Group under the applicable insurance policy; or (iii) otherwise compromise, jeopardize or interfere with the rights of eBay or any member of the eBay Group under the applicable insurance policy. All payments and reimbursements by PayPal pursuant to this Section 5.1 will be made within thirty (30) days after PayPal’s receipt of an invoice therefor from eBay. If eBay incurs costs to enforce PayPal’s obligations herein, PayPal agrees to indemnify and hold harmless eBay for such enforcement costs, including reasonable attorneys’ fees pursuant to Section 4.6(b).

(e) eBay shall retain responsibility for and have the exclusive right to control Insurance Administration of its insurance policies and programs and any and all other rights with respect to its insurance policies and programs, including the right to exhaust, settle, release, commute, buyback or otherwise resolve disputes with respect to any of its insurance policies and programs and to amend, modify or waive any rights under any such insurance policies and programs, notwithstanding whether any such policies or programs apply to any PayPal Liabilities and/or claims PayPal has made or could make in the future, and no member of the PayPal Group shall (without the prior written consent of eBay) erode, exhaust, settle, release, commute, buyback or otherwise resolve disputes with eBay’s insurers with respect to any of eBay’s insurance policies and programs, or amend, modify or waive any rights under any such insurance policies and programs. PayPal shall cooperate with eBay and share such information as is reasonably necessary to permit eBay to manage and conduct its insurance matters as it deems appropriate. Neither eBay nor any of the members of the eBay Group shall have any obligation to secure extended reporting for any claims under any Liability policies of eBay or any member of the eBay Group for any acts or omissions by any member of the PayPal Group incurred prior to the Effective Time.

(f) eBay shall, and shall cause the members of the eBay Group to, (i) use commercially reasonable efforts, at PayPal’s reasonable request (and provided that PayPal complies with the requirements of Section 5.1(b)), to assist PayPal in making claims under the eBay insurance policies described in Section 5.1(b), (ii) notify PayPal within thirty (30) days of any election by eBay to control any claim under an eBay insurance policy or program to the extent such claim relates to a PayPal Asset and/or PayPal Liability and (iii) promptly (and in any event within thirty (30) days after eBay’s receipt thereof) pay over to PayPal or the applicable member of the PayPal Group any Insurance Proceeds that are received by eBay or any member of the eBay Group in respect of such claims.

(g) This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the eBay Group in respect of any insurance policy or any other contract or policy of insurance.

(h) PayPal does hereby, for itself and each other member of the PayPal Group, agree that no member of the eBay Group shall have any Liability whatsoever as a result of the insurance policies and practices of eBay and the members of the eBay Group as in effect at any time, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.

5.2 Directors and Officers Insurance. Prior to the Effective Time, eBay shall obtain and fully pay for a directors and officers liability run-off insurance policy and a fiduciary liability run-off insurance policy, in each case for claims made after the Effective Time covering wrongful acts that have occurred prior to and through the Effective Time and arising out of or relating to PayPal, the other members of the PayPal Group or the PayPal Business (as the PayPal Business exists as of immediately after the Effective Time), with a policy period of at least six (6) years from and after the Effective Time, covering (a) any Persons who, as of or at any time prior to the Effective Time, are or have been directors or officers of eBay or any other member of the eBay Group; (b) any Persons who, as of or at any time prior to the Effective Time, are or have been directors or officers of PayPal or the other members of the PayPal Group; and (c) eBay, the other members of the eBay Group, PayPal, the other members of the PayPal Group and the PayPal Business (as the PayPal Business exists as of immediately after the Effective Time). Such directors and officers liability run-off insurance policy shall be consistent in all material respects with the directors and officers liability insurance policy maintained by eBay as of the Effective Time (except for the policy period and provisions excluding coverage for wrongful acts occurring after the Effective Time).

5.3 Late Payments. Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement or any Ancillary Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within thirty (30) days of such bill, invoice or other demand) shall accrue interest at a rate per annum equal to Prime Rate plus two percent (2%).

5.4 Inducement. PayPal acknowledges and agrees that eBay’s willingness to cause, effect and consummate the Separation and the Distribution has been conditioned upon and induced by PayPal’s covenants and agreements in this Agreement and the Ancillary Agreements, including PayPal’s assumption of the PayPal Liabilities pursuant to the Separation and the provisions of this Agreement and PayPal’s covenants and agreements contained in Article IV.

5.5 Post-Effective Time Conduct. The Parties acknowledge that, after the Effective Time, each Party shall be independent of the other Party, with responsibility for its own actions and inactions and its own Liabilities relating to, arising out of or resulting from the conduct of its business, operations and activities following the Effective Time, except as may otherwise be provided in any Ancillary Agreement, and each Party shall (except as otherwise provided in Article IV) use commercially reasonable efforts to prevent such Liabilities from being inappropriately borne by the other Party.

5.6 Conduct of Certain Intellectual Property Matters. Commencing as of the Effective Time, the Parties will cooperate and coordinate on the conduct of the defense or prosecution of the Joint Proceedings, eBay Proceedings, and PayPal Proceedings as set forth in Schedule 5.6. The provisions of Sections 4.2 through 4.10 hereof shall not apply with respect to any such Joint Proceedings, eBay Proceedings or PayPal Proceedings, which shall be governed by Schedule 5.6.

ARTICLE VI

EXCHANGE OF INFORMATION; CONFIDENTIALITY

6.1 Agreement for Exchange of Information.

(a) Subject to Section 6.9, any other applicable confidentiality obligations, any Ancillary Agreement or any other agreement between the Parties, each of eBay and PayPal, on behalf of itself and each member of its respective Group, agrees to use commercially reasonable efforts to provide or make available, or cause to be provided or made available, to the other Party and the members of such other Party’s Group, at any time before, on or after the Effective Time, as soon as reasonably practicable after written request therefor, any information (or a copy thereof) in the possession or under the control of such Party or its Group which the requesting Party or its Group to the extent that (i) such information relates (A) to the PayPal Business, or any PayPal Asset or PayPal Liability, if PayPal is the requesting Party, or (B) to the eBay Business, or any eBay Asset or eBay Liability, if eBay is the requesting Party; (ii) such information is required by the requesting Party to comply with its obligations under this Agreement or any Ancillary Agreement; or (iii) such information is required by the requesting Party to comply with any obligation imposed by any Governmental Authority; provided, that if the Party to whom the request has been made determines that, in the reasonable good faith judgment of such Party, any such provision of information could be detrimental to the Party providing the information, then the Parties shall use commercially reasonable efforts to permit compliance with such obligations to the extent and in a manner that avoids any such harm or consequence. Notwithstanding the foregoing, this Section 6.1 shall not require the Party to whom the request has been made to provide such information if such Party determines that doing so would, in the reasonable good faith judgment of such Party, reasonably be expected to result in any violation of any Law or agreement or waive any privilege available under applicable Law, including any attorney-client privilege; provided, that the Parties shall use commercially reasonable efforts to cooperate in seeking to find a way to permit compliance with such obligations to the extent and in a manner that avoids such consequence. The Party providing information pursuant to this Section 6.1 shall only be obligated to provide such information in the form, condition and format in which it then exists, and in no event shall such Party be required to perform any improvement, modification, conversion, updating or reformatting of any such information, and nothing in this Section 6.1 shall expand the obligations of a Party under Section 6.4.

(b) Without limiting the generality of the foregoing, until the first PayPal fiscal year end during which the Distribution Date occurs (and for a reasonable period of time afterwards as required for each Party to prepare consolidated financial statements or complete a financial statement audit for the fiscal year during which the Distribution Date occurs), each Party shall use its commercially reasonable efforts to cooperate with the other Party’s information requests to enable (i) the other Party to meet its timetable for dissemination of its earnings releases, financial statements and management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K promulgated under the Exchange Act; and (ii) the other Party’s accountants to timely complete their review of the quarterly financial statements and audit of the annual financial statements, including, to the extent applicable to such Party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder and any other applicable Laws.

(c) Without limiting the generality of the foregoing, each Party shall deliver to the other Party a reasonably complete draft (to the extent practicable) of (i) its first quarterly report on Form 10-Q to be filed with the Commission that includes its respective financial statements, (ii) its first annual report on Form 10-K to be filed with the Commission that includes its respective annual financial statements in the form expected to be covered by the audit report of such Party’s independent auditor and (iii) the proxy materials to be filed with the Commission in respect of such Party’s first annual meeting of stockholders following the Distribution Date (the documents described in clauses (i), (ii) and (iii), the “Financial Reporting and Proxy Materials”) at least fifteen (15) days prior to the expected date of filing and to deliver to the other Party any supplements, amendments or significant revisions following such delivery. Each Party shall notify the other Party as soon as reasonably practicable after it becomes aware of any material accounting differences between its Financial Reporting and Proxy Materials and the other Party’s Financial Reporting and Proxy Materials with respect to transactions or activities conducted prior to or at the Effective Time, and the Parties shall subsequently confer and use commercially reasonable efforts to consult with each other in good faith and resolve such differences prior to the filing of the applicable Financial Reporting and Proxy Materials.

6.2 Ownership of Information. The provision of any information pursuant to Section 6.1 or Section 6.7 shall not affect the ownership of such information (which shall be determined solely in accordance with the terms of this Agreement and the Ancillary Agreements), or constitute a grant of rights in or to any such information.

6.3 Compensation for Providing Information. Subject to any Ancillary Agreement or any other agreement between the Parties, the Party requesting information agrees to reimburse the other Party for the reasonable costs, if any, of creating, gathering, copying, transporting and otherwise complying with the request with respect to such information (including any reasonable costs and expenses incurred in any review of information for purposes of protecting the Privileged Information of the providing Party or in connection with the restoration of backup media for purposes of providing the requested information). Except as may be otherwise specifically provided elsewhere in this Agreement, any Ancillary Agreement or any other agreement between the Parties, such costs shall be computed in accordance with the providing Party’s standard methodology and procedures as provided to the other Party from time to time.

6.4 Record Retention. To facilitate the possible exchange of information pursuant to this Article VI and other provisions of this Agreement after the Effective Time, the Parties agree to use their commercially reasonable efforts, which shall be no less rigorous than those used for retention of such Party’s own information, to retain all information in their respective possession or control on the Effective Time (including information that is subject to an LHO) in accordance with the policies of eBay as in effect on the Effective Time or such other policies as may be adopted by eBay after the Effective Time (provided, that in the case of PayPal, eBay notifies PayPal of any such change). Except in accordance with its, or its applicable Subsidiaries’, policies and ordinary course practices, no Party will destroy, or permit any of its Subsidiaries to destroy, any information that would, in accordance with such policies or ordinary course practices, be archived or otherwise filed in a centralized filing system by such party or its applicable Subsidiaries and, without limiting the foregoing, comply with the requirements of any LHO that relates to (x) any Action that is pending as of the Effective Time; or (y) any Action that arises or becomes threatened or reasonably anticipated after the Effective Time as to which such Party or its Subsidiaries has received a notice of the applicable LHO from the other Party. Notwithstanding anything in this Article VI to the contrary, (a) the Tax Matters Agreement shall govern the retention of Tax related records and the exchange of Tax related information, (b) the Employee Matters Agreement shall govern the retention of employment and benefits related records and (c) the Data Sharing Addendum will govern the retention of the records specified therein.

6.5 Limitations of Liability. Neither Party shall have any Liability to the other Party in the event that any information exchanged or provided pursuant to this Agreement is found to be inaccurate in the absence of gross negligence or willful misconduct by the Party providing such information. Neither Party shall have any Liability to any other Party if any information is destroyed after commercially reasonable efforts by such Party to comply with the provisions of Section 6.4.

6.6 Other Agreements Providing for Exchange of Information.

(a) The rights and obligations granted under this Article VI are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of information set forth in any Ancillary Agreement.

(b) Any party that receives, pursuant to a request for information in accordance with this Article VI, Tangible Information that is not relevant to its request shall (i) return it to the providing Party or, at the providing Party’s request, destroy such Tangible Information; and (ii) deliver to the providing Party written confirmation that such Tangible Information was returned or destroyed, as the case may be, which confirmation shall be signed by an authorized representative of the requesting Party.

6.7 Production of Witnesses; Records; Cooperation.

(a) After the Effective Time, except in the case of an adversarial Action or Dispute between eBay and PayPal or as prohibited by applicable Law, or any members of their respective Groups, each Party shall use its reasonable best efforts (which shall not impose undue burden on such Party) to make available to the other Party, upon written request, the former and then-current directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its possession, custody or control, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting Party (or member of its Group) may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all costs and expenses in connection therewith.

(b) If an Indemnifying Party chooses to defend any Third-Party Claim, the other Party shall make available to such Indemnifying Party (without undue burden to such other Party), upon written request, the former and then-current directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its possession, custody or control, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, or such prosecution, evaluation or pursuit, as the case may be, and shall otherwise cooperate in such defense, or such prosecution, evaluation or pursuit, as the case may be.

(c) Without limiting the foregoing, the Parties shall cooperate and consult with each other to the extent reasonably necessary with respect to any Actions.

(d) The obligation of the Parties to provide witnesses pursuant to this Section 6.7 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses inventors and other officers without regard to whether the witness or the employer of the witness could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 6.7(a)).

6.8 Privileged Matters.

(a) The Parties recognize that legal and other professional services that have been and will be provided prior to the Effective Time (whether by outside counsel, in-house counsel or other legal professionals) have been and will be rendered for the collective benefit of each of the members of the eBay Group and the PayPal Group, and that each of the members of the eBay Group and the PayPal Group shall be deemed to be the client with respect to such services for the purposes of asserting all privileges which may be asserted under applicable Law in connection therewith. The Parties recognize that legal and other professional services will be provided following the Effective Time, which services will be rendered solely for the benefit of the eBay Group or the PayPal Group, as the case may be.

(b) The Parties agree as follows:

(i) eBay shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the eBay Business and not to the PayPal Business, whether or not the Privileged Information is in the possession or under the control of any member of the eBay Group or any member of the PayPal Group. eBay shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the eBay Specified Actions or to any eBay Liabilities resulting from any other Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of any member of the eBay Group or any member of the PayPal Group; and

(ii) PayPal shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the PayPal Business and not to the eBay Business, whether or not the Privileged Information is in the possession or under the control of any member of the PayPal Group or any member of the eBay Group. PayPal shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the PayPal Specified Actions or to any PayPal Liabilities resulting from any other Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of any member of the PayPal Group or any member of the eBay Group.

(iii) If the Parties do not agree as to whether certain information is Privileged Information, then such information shall be treated as Privileged Information, and the Party that believes that such information is Privileged Information shall be entitled to control the assertion or waiver of all privileges and immunities in connection with any such information until such time as it is finally judicially determined that such information is not Privileged Information, unless the Parties otherwise agree. The Parties shall use the procedures set forth in Article VII to resolve any disputes as to whether any information relates solely to the eBay Business, solely to the PayPal Business, or to both the eBay Business and the PayPal Business.

(c) Subject to the remaining provisions of this Section 6.8, the Parties agree that they shall have a shared privilege or immunity with respect to all privileges and immunities not allocated pursuant to Section 6.8(b) and all privileges and immunities relating to any Actions or other matters that involve both Parties (or one or more members of their respective Groups) and in respect of which both Parties have Liabilities under this Agreement, and that no such shared privilege or immunity may be waived by either Party without the written consent of the other Party. The Parties will enter into common interest or joint defense agreements as deemed necessary to preserve privilege, allow coordination of defenses, and avoid waivers of privilege in connection with any Privileged Information that relates to Shared Contingent Liabilities, whether or not the Privileged Information is in the possession or under the control of any member of the PayPal Group or any member of the eBay Group.

(d) If any Dispute arises between the Parties or any members of their respective Group regarding whether a privilege or immunity should be waived to protect or advance the interests of either Party and/or any member of their respective Groups, each Party agrees that it shall (i) negotiate with the other Party in good faith; (ii) endeavor to minimize any prejudice to the rights of the other Party; and (iii) not unreasonably withhold consent to any request for waiver by the other Party. Further, each Party specifically agrees that it shall not withhold its consent to the waiver of a privilege or immunity for any purpose except in good faith to protect its own legitimate interests.

(e) Subject to Section 6.9, in the event of any adversarial Action or Dispute between eBay and PayPal, or any members of their respective Groups, either Party may waive a privilege in which the other Party or member of such other Party’s Group has a shared privilege, without obtaining consent pursuant to Section 6.8(c); provided, that such waiver of a shared privilege shall be effective only as to the use of information with respect to the Action or Dispute between the Parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared privilege with respect to any Third Party.

(f) Upon receipt by either Party, or by any member of its respective Group, of any subpoena, discovery or other request (or of written notice that it will or has received such subpoena, discovery or other request) that may reasonably be expected to result in the production or disclosure of Privileged Information subject to a shared privilege or immunity or as to which another Party has the sole right hereunder to assert a privilege or immunity, or if either Party obtains knowledge or becomes aware that any of its, or any member of its respective Group’s, current or former directors, officers, agents or employees have received any subpoena, discovery or other requests (or have received written notice that they will or have received such subpoena, discovery or other requests) that may reasonably be expected to result in the production or disclosure of such Privileged Information, such Party shall promptly notify the other Party of the existence of the request (which notice shall be delivered to such other Party no later than five (5) business days following the receipt of (or of written notice that it will or has received) any such subpoena, discovery or other request) and shall provide the other Party a reasonable opportunity to review the Privileged Information and to assert any rights it or they may have, under this Section 6.8 or otherwise, to prevent the production or disclosure of such Privileged Information; provided, that if such Party is prohibited by applicable Law from disclosing the existence of the request, such Party shall provide written notice of such related information for which disclosure is not prohibited by applicable Law and use commercially reasonable efforts to inform the other Party of any related information such Party determines, in its discretion, is necessary or appropriate for the other Party to be informed of to enable the other Party to review the Privileged Information and to assert its rights, under this Section 6.8 or otherwise, to prevent the production or disclosure of such Privileged Information.

(g) Any furnishing of, or access or transfer of, any information pursuant to this Agreement is made in reliance on the agreement of eBay and PayPal set forth in this Section 6.8 and in Section 6.9 to maintain the confidentiality of Privileged Information and to assert and maintain all applicable privileges and immunities. The Parties agree that their respective rights to any access to information, witnesses and other Persons, the furnishing of notices and documents and other cooperative efforts between the Parties contemplated by this Agreement, and the transfer of Privileged Information between the Parties and members of their respective Groups pursuant to this Agreement, shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise. The Parties further agree that (i) the exchange by one Party to the other Party of any Privileged Information that should not have been transferred pursuant to the terms of this Article VI shall not be deemed to constitute a waiver of any privilege or immunity that has been or may be asserted under this Agreement or otherwise with respect to such Privileged Information; and (ii) the Party receiving such Privileged Information shall promptly return such Privileged Information to the Party who has the right to assert the privilege or immunity.

(h) In connection with any matter contemplated by Section 6.7 or this Section 6.8, the Parties agree to, and to cause the applicable members of their Group to, use reasonable efforts to maintain their respective separate and joint privileges and immunities, including by executing joint defense and/or common interest agreements where necessary or useful for this purpose.

6.9 Confidentiality.

(a) Confidentiality. Subject to Section 6.10 and any Ancillary Agreement, from and after the Effective Time until the five (5) year anniversary of the Effective Time (other than in the case of any item of Technical Information, for which the obligations in this Section 6.9 will continue until such time as any of the exceptions set forth in clauses (A) through (C) of this Section 6.9(a) have been satisfied with respect to such item of Technical Information), each of eBay and PayPal, on behalf of itself and each member of its respective Group, agrees to hold, and to cause its respective Representatives to hold, in strict confidence, with at least the same degree of care that applies to eBay’s confidential and proprietary information pursuant to policies in effect as of the Effective Time, all confidential and proprietary information concerning the other Party or any member of the other Party’s Group or their respective businesses that is either (i) in its possession (including confidential and proprietary information in its possession prior to the date hereof) or (ii) furnished by any such other Party or any member of such Party’s Group or their respective Representatives at any time pursuant to this Agreement, any Ancillary Agreement or otherwise, and shall not use any such confidential and proprietary information other than for such purposes as shall be expressly permitted hereunder or thereunder, except, in each case, to the extent that such confidential and proprietary information is or was (A) in the public domain or generally available to the public, other than as a result of a disclosure by such Party or any member of such Party’s Group or any of their respective Representatives in violation of this Agreement, (B) later lawfully acquired from other sources by such Party (or any member of such Party’s Group) which sources are not themselves bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such confidential and proprietary information, or (C) independently developed or generated without reference to or use of any proprietary or confidential information of the other Party or any member of such Party’s Group. If any confidential and proprietary information of one Party or any member of its Group is disclosed to the other Party or any member of such other Party’s Group in connection with providing services to such first Party or any member of such first Party’s Group under this Agreement or any Ancillary Agreement, then such disclosed confidential and proprietary information shall be used only as required to perform such services.

(b) No Release; Return or Destruction. Each Party agrees not to release or disclose, or permit to be released or disclosed, any information addressed in Section 6.9(a) to any other Person, except its Representatives who need to know such information in their capacities as such (who shall be advised of their obligations hereunder with respect to such information), and except in compliance with Section 6.10. Without limiting the foregoing, when any such information is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, each Party shall, at its option and as promptly as practicable after receiving a written request from the other Party, either (i) return to the other Party all such information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or (ii) certify to the other Party that it has destroyed such information (and such copies thereof and such notes, extracts or summaries based thereon); provided, that such Party’s Representatives may retain one (1) copy of such information to the extent required by applicable Law or professional standards, and shall not be required to destroy any such information located in back-up, archival electronic storage).

(c) Third-Party Information; Privacy or Data Protection Laws. Each Party acknowledges that it and members of its Group may presently have and, following the Effective Time, may gain access to or possession of confidential or proprietary information of, or personal information relating to, Third Parties (i) that was received under confidentiality or non-disclosure agreements entered into between such Third Parties, on the one hand, and the other Party or members of such Party’s Group, on the other hand, prior to the Effective Time; or (ii) that, as between the Parties, was originally collected by the other Party or members of such Party’s Group and that may be subject to and protected by privacy, data protection or other applicable Laws. Subject to the Data Sharing Addendum and any other Ancillary Agreement, each Party agrees that it shall hold, protect and use, and shall cause the members of its Group and its and their respective Representatives to hold, protect and use, in strict confidence the confidential and proprietary information of, or personal information relating to, Third Parties in accordance with privacy, data protection or other applicable Laws and the terms of any agreements that were either entered into before the Effective Time or affirmative commitments or representations that were made before the Effective Time by, between or among the other Party or members of the other Party’s Group, on the one hand, and such Third Parties, on the other hand.

(d) Residual Information. Notwithstanding anything to the contrary herein, each Party and the members of such Party’s Group shall be free to use for any purpose the Residual Information resulting from access Representatives of such Party or the members of its Group have had to confidential and proprietary information concerning the other Party or any member of the other Party’s Group. The Parties acknowledge and understand that the foregoing does not constitute a license under any patents or copyrights.

6.10 Protective Arrangements. In the event that a Party or any member of its Group either determines on the advice of its counsel that it is required to disclose any information pursuant to applicable Law or receives any request or demand under lawful process or from any Governmental Authority to disclose or provide information of the other Party (or any member of the other Party’s Group) that is subject to the confidentiality provisions hereof, such Party shall notify the other Party (to the extent legally permitted) as promptly as practicable under the circumstances prior to disclosing or providing such information and shall cooperate, at such other Party’s cost and expense, in seeking any appropriate protective order reasonably requested by the other Party. In the event that such other Party fails to receive such appropriate protective order in a timely manner and the Party receiving the request or demand reasonably determines that its failure to disclose or provide such information will actually prejudice the Party receiving the request or demand, then the Party that received such request or demand may thereafter disclose or provide information to the extent required by such Law (as so advised by its counsel) or by lawful process or such Governmental Authority, and the disclosing Party shall promptly provide the other Party with a copy of the information so disclosed, in the same form and format so disclosed, together with a list of all Persons to whom such information was disclosed, in each case to the extent legally permitted.

ARTICLE VII

DISPUTE RESOLUTION

7.1 Good-Faith Negotiation. Subject to Section 7.5, either Party seeking resolution of any dispute, controversy or claim arising out of or relating to this Agreement or Ancillary Agreement (including regarding whether any Assets are PayPal Assets, any Liabilities are PayPal Liabilities or the validity, interpretation, breach or termination of this Agreement or any Ancillary Agreement) (a “Dispute”) that cannot be resolved by the Transition Committee, shall provide written notice thereof to the other Party (the “Initial Notice”), and within thirty (30) days of the delivery of the Initial Notice, the Parties shall attempt in good faith to negotiate a resolution of the Dispute. The negotiations shall be conducted by executives who hold, at a minimum, the title of senior vice president or general counsel and who have authority to settle the Dispute. All such negotiations shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. If the Parties are unable for any reason to resolve a Dispute within thirty (30) days after the delivery of such notice or if a Party reasonably concludes that the other Party is not willing to negotiate as contemplated by the preceding sentences of this Section 7.1, the Dispute shall be submitted to the Escalation Committee.

7.2 Escalation Committee. As of the Effective Time, the Parties shall establish an escalation committee (the “Escalation Committee”) with six (6) members, consisting of the Chief Executive Officer of each of PayPal and eBay, the Chairman of the board of each of PayPal and eBay, a member of the eBay Board who shall be appointed by eBay and a member of the board of directors of PayPal who shall be appointed by PayPal (together with the member of the eBay Board, the “Other Board Members”). Each of eBay and PayPal will use its good faith efforts to avoid replacing the initial Other Board Members for the first two (2) years after the Effective Time. Thereafter, eBay and PayPal will, to the extent practicable, honor the other Party’s reasonable objections to any replacements of Other Board Members. While any person is serving as a member of the Escalation Committee, such person may not designate any substitute or proxy for purposes of attending or voting at an Escalation Committee meeting. The Escalation Committee will meet at least annually and will make a good faith effort to promptly (and in any event within forty-five (45) days of the dispute being referred to the Escalation Committee) resolve all Disputes referred to it. Escalation Committee decisions made with the consent of at least four (4) members, including at least one (1) eBay member and at least one PayPal member, will be binding on eBay, PayPal and their respective Group members. If the Escalation Committee does not agree to a resolution of a Dispute within the forty-five (45)-day period following the referral of such Dispute to the Escalation Committee, the Parties may refer the Dispute to mediation in accordance with Section 7.3.

7.3 Non-Binding Mediation. Any Dispute not resolved pursuant to Section 7.2 shall, upon the written request of a Party (a “Mediation Request”), be submitted to nonbinding mediation in accordance with the then current JAMS International Mediation Rules (the “Mediation Rules”), except as modified herein. The mediation shall be held in (i) San Jose, California or (ii) such other place as the Parties may mutually agree in writing. The Parties shall have twenty (20) days from receipt by a Party of a Mediation Request to agree on a mediator. If no mediator has been agreed upon by the Parties within twenty (20) days of receipt by a party of a Mediation Request, then a Party may request (on written notice to the other Party), that JAMS appoint a mediator in accordance with the Mediation Rules. All mediation pursuant to this clause shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence, and no oral or documentary representations made by the Parties during such mediation shall be admissible for any purpose in any subsequent proceedings. No Party shall disclose or permit the disclosure of any information about the evidence adduced or the documents produced by the other Party in the mediation proceedings or about the existence, contents or results of the mediation without the prior written consent of such other Party, except in the course of a judicial or regulatory proceeding or as may be required by Law or requested by a Governmental Authority or securities exchange. Before making any disclosure permitted by the preceding sentence, the Party intending to make such disclosure shall, to the extent reasonably practicable, give the other Party reasonable written notice of the intended disclosure and afford the other party a reasonable opportunity to protect its interests. If the Dispute has not been resolved within sixty (60) days of the appointment of a mediator, or within ninety (90) days after receipt by a Party of a Mediation Request (whichever occurs sooner), or within such longer period as the Parties may agree to in writing, then the Dispute shall be submitted to binding arbitration in accordance with Section 7.4.

7.4 Arbitration; Litigation.

(a) In the event that a Dispute has not been resolved within sixty (60) days of the appointment of a mediator in accordance with Section 7.3, or within ninety (90) days after receipt by a Party of a Mediation Request (whichever occurs sooner), or within such longer period as the Parties may agree to in writing, then, unless the amount in dispute, inclusive of all claims and counterclaims, totals $250 million or more or the Dispute involves primarily non-monetary relief (in which case such Dispute shall be addressed in accordance with Section 7.4(e)), such Dispute shall, upon the written request of a Party (an “Arbitration Request”) be submitted to be finally resolved by binding arbitration pursuant to the then current CPR Arbitration Commercial Arbitration Rules of the American Arbitration Association (the “Arbitration Rules”). The arbitration shall be held in the same location as the mediation pursuant to Section 7.3. Unless otherwise agreed by the Parties in writing, any Dispute to be decided by binding arbitration pursuant to this Section 7.4 will be decided (i) before a sole independent arbitrator if the amount in dispute, inclusive of all claims and counterclaims, totals $50 million or less; or (ii) by a panel of three (3) arbitrators if the amount in dispute, inclusive of all claims and counterclaims, totals more than $50 million but less than $250 million.

(b) The panel of three (3) arbitrators will be chosen as follows: (i) within fifteen (15) days from the date of the receipt of the Arbitration Request, each Party will name an arbitrator; and (ii) the two (2) Party-appointed arbitrators will thereafter, within thirty (30) days from the date on which the second of the two (2) arbitrators was named, name a third, independent arbitrator who will act as chairperson of the arbitral tribunal. In the event that either Party fails to name an arbitrator within fifteen (15) days from the date of receipt of the Arbitration Request, then upon written application by either Party, that arbitrator shall be appointed pursuant to the Arbitration Rules. In the event that the two (2) Party-appointed arbitrators fail to appoint the third, then the third, independent arbitrator will be appointed pursuant to the Arbitration Rules. If the arbitration will be before a sole independent arbitrator, then the sole independent arbitrator will be appointed by agreement of the Parties within fifteen (15) days of the date of receipt of the Arbitration Request. If the Parties cannot agree to a sole independent arbitrator, then upon written application by either party, the sole independent arbitrator will be appointed pursuant to the Arbitration Rules.

(c) If the amount in dispute, inclusive of all claims and counterclaims, totals $25 million or less, then each Party shall provide the arbitrator with its respective resolution of the Dispute, including the net amount to be paid or received by such Party, together with the supporting calculations and analyses prepared with respect thereto, and the arbitrator shall select either the resolution of the Dispute as proposed by eBay or by PayPal; provided, that the arbitrator may award only one or the other of the net amounts so submitted. If the amount in dispute, inclusive of all claims and counterclaims, totals more than $25 million but less than $250 million, the arbitrator(s) will have the right to award, on an interim basis, or include in the final award, any monetary relief which it deems proper in the circumstances, including money damages (with interest on unpaid amounts from the due date) and attorneys’ fees and costs. The arbitrator(s) will decide the substance of all claims in accordance with applicable Law, including recognized principles of equity, and will honor all claims of privilege recognized by Law. In no event shall the arbitrator(s) award any relief not specifically requested by the parties or award any indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other arising in connection with the transactions contemplated hereby (other than any such Liability with respect to a Third-Party Claim). Upon selection of the arbitrator(s) following any grant of interim relief by a special arbitrator or court pursuant to Section 7.5, the arbitrator(s) may affirm or disaffirm that relief, and the parties will seek modification or rescission of the order entered by the court as necessary to accord with the decision of the arbitrator(s). The award of the arbitrator(s) shall be final and binding on the Parties, and may be enforced in any court of competent jurisdiction. The Parties shall share equally the administration and arbitrator fees associated with the arbitration.

(d) The initiation of mediation or arbitration pursuant to this Article VII will toll the applicable statute of limitations for the duration of any such proceedings.

(e) If the amount in dispute, inclusive of all claims and counterclaims, totals $250 million or more or if the Dispute involves primarily non-monetary relief, then such Dispute shall not be submitted to arbitration, and either Party may commence litigation in the Delaware Court of Chancery (or, if such court does not have subject matter jurisdiction thereof, any other federal or state court located in the State of Delaware with subject matter jurisdiction).

7.5 Litigation and Unilateral Commencement of Arbitration. Notwithstanding the foregoing provisions of this Article VII, (a) a Party may seek preliminary provisional or injunctive judicial relief with respect to a Dispute without first complying with the procedures set forth in Sections 7.1 to 7.4 if such action is reasonably necessary to avoid irreparable damage and (b) either Party may initiate arbitration before the expiration of the periods specified in Sections 7.3 and 7.4 if (i) such Party has submitted a Mediation Request or Arbitration Request, as applicable, and the other party has failed, within the applicable periods set forth in Section 7.3, to agree upon a date for the first mediation session to take place within thirty (30) days after the appointment of such mediator or such longer period as the Parties may agree to in writing or (ii) such Party has failed to comply with Section 7.4 in good faith with respect to commencement and engagement in arbitration. In such event, the other Party may commence and prosecute such arbitration unilaterally in accordance with the Arbitration Rules. Immediately following the issuance of any preliminary provisional or injunctive relief pursuant to clause (a) of the immediately preceding sentence, the Party seeking such relief will consent to the stay of any judicial proceedings pending the resolution of the Dispute pursuant to the procedures set forth in Sections 7.1 to 7.4.

7.6 Conduct During Dispute Resolution Process. Unless otherwise agreed in writing, the Parties shall, and shall cause their respective members of their Group to, continue to honor all commitments under this Agreement and each Ancillary Agreement to the extent required by such agreements during the course of dispute resolution pursuant to the provisions of this Article VII, unless such commitments are the specific subject of the Dispute at issue.

ARTICLE VIII

FURTHER ASSURANCES AND ADDITIONAL COVENANTS

8.1 Further Assurances.

(a) In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties shall use its reasonable best efforts, prior to, on and after the Effective Time, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) Without limiting the foregoing, prior to, on and after the Effective Time, each Party hereto shall cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party, to execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all Approvals or Notifications of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any Governmental Approvals) and to take all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements, the transfers of the PayPal Assets and the eBay Assets, the assignment and assumption of the PayPal Liabilities and the eBay Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each Party will, at the reasonable request, cost and expense of the other Party, take such other actions as may be reasonably necessary to vest in such other Party good and marketable title to the Assets transferred or allocated to such Party under this Agreement or any of the Ancillary Agreements, free and clear of any Security Interest, if and to the extent it is practicable to do so.

(c) On or prior to the Effective Time, eBay and PayPal in their respective capacities as direct and indirect stockholders of the members of their respective Groups, shall each ratify any actions which are reasonably necessary or desirable to be taken by eBay, PayPal or any of the members of their respective Groups, as the case may be, to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.

ARTICLE IX

TERMINATION

9.1 Termination. This Agreement and all Ancillary Agreements may be terminated and the Distribution may be amended, modified or abandoned at any time prior to the Effective Time by eBay, in its sole and absolute discretion, without the approval or consent of any other Person, including PayPal. After the Effective Time, this Agreement may not be terminated except by an agreement in writing signed by a duly authorized officer of each of the Parties.

9.2 Effect of Termination. In the event of any termination of this Agreement prior to the Effective Time, no Party (nor any of its directors, officers or employees) shall have any Liability or further obligation to the other Party by reason of this Agreement.

ARTICLE X

MISCELLANEOUS

10.1 Counterparts; Entire Agreement; Corporate Power.

(a) This Agreement and each Ancillary Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

(b) This Agreement, the Ancillary Agreements and the Exhibits, Schedules and appendices hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein.

(c) eBay represents on behalf of itself and each other member of the eBay Group, and PayPal represents on behalf of itself and each other member of the PayPal Group, as follows:

(i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and

(ii) this Agreement and each Ancillary Agreement to which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

(d) Each Party acknowledges that it and each other Party is executing certain of the Ancillary Agreements by facsimile, stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by email in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement or any Ancillary Agreement. Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by email in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it will as promptly as reasonably practicable cause each such Ancillary Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

10.2 Governing Law. This Agreement and, unless expressly provided therein, each Ancillary Agreement (and any claims or disputes arising out of or related hereto or thereto or to the transactions contemplated hereby and thereby or to the inducement of any party to enter herein and therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware irrespective of the choice of laws principles of the State of Delaware including all matters of validity, construction, effect, enforceability, performance and remedies.

10.3 Assignability. Except as set forth in any Ancillary Agreement, this Agreement and each Ancillary Agreement shall be binding upon and inure to the benefit of the Parties and the parties thereto, respectively, and their respective successors and permitted assigns; provided, that neither Party nor any such party thereto may assign its rights or delegate its obligations under this Agreement or any Ancillary Agreement without the express prior written consent of the other Party hereto or other parties thereto, as applicable. Notwithstanding the foregoing, no such consent shall be required for the assignment of a party’s rights and obligations under this Agreement and the Ancillary Agreements (except as may be otherwise provided in any such Ancillary Agreement) in whole (i.e., the assignment of a party’s rights and obligations under this Agreement and all Ancillary Agreements all at the same time) in connection with a change of control of a Party so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant party thereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party. Nothing herein is intended to, or shall be construed to, prohibit either Party or any member of its Group from being party to or undertaking a change of control.

10.4 Third-Party Beneficiaries. Except for the indemnification rights under this Agreement of any eBay Indemnified Party or PayPal Indemnified Party in their respective capacities as such, (a) the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person except the Parties any rights or remedies hereunder, and (b) there are no third-party beneficiaries of this Agreement or any Ancillary Agreement and neither this Agreement nor any Ancillary Agreement shall provide any third person with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.

10.5 Notices. All notices, requests, claims, demands or other communications under this Agreement and, to the extent, applicable and unless otherwise provided therein, under each of the Ancillary Agreements shall be in writing, together with a copy by electronic mail (which shall not constitute notice), and shall be given or made (and shall be deemed to have been duly given or made upon acknowledgment of receipt) by delivery in person, by overnight courier service, or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.5):

If to eBay, to:

eBay Inc.

2065 Hamilton Avenue

San Jose, California 95125

Attention: General Counsel

Email: [•]

If to PayPal, to:

PayPal Holdings, Inc.

2211 North First Street

San Jose, California 95131

Attention: General Counsel

Email: [•]

A Party may, by notice to the other Party, change the address to which such notices are to be given.

10.6 Severability. If any provision of this Agreement or any Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

10.7 Force Majeure. No Party shall be deemed in default of this Agreement or, unless otherwise expressly provided therein, any Ancillary Agreement for any delay or failure to fulfill any obligation (other than a payment obligation) hereunder or thereunder so long as and to the extent to which any delay or failure in the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. In the event of any such excused delay, the time for performance of such obligations (other than a payment obligation) shall be extended for a period equal to the time lost by reason of the delay. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide written notice to the other Party of the nature and extent of any such Force Majeure condition; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement and the Ancillary Agreements, as applicable, as soon as reasonably practicable.

10.8 No Set-Off. Except as set forth in any Ancillary Agreement or as otherwise mutually agreed to in writing by the Parties, neither Party nor any member of such Party’s Group shall have any right of set-off or other similar rights with respect to (a) any amounts received pursuant to this Agreement or any Ancillary Agreement; or (b) any other amounts claimed to be owed to the other Party or any member of its Group arising out of this Agreement or any Ancillary Agreement.

10.9 Publicity. Prior to the Effective Time, each of PayPal and eBay shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the Separation, the Distribution or any of the other transactions contemplated hereby or under any Ancillary Agreement and prior to making any filings with any Governmental Authority with respect thereto.

10.10 Expenses. Except as otherwise expressly set forth in this Agreement or any Ancillary Agreement, or as otherwise agreed to in writing by the Parties, all out-of-pocket fees, costs and expenses incurred prior to the Effective Time in connection with the preparation, execution, delivery and implementation of this Agreement and any Ancillary Agreement, the Separation, the Plan of Reorganization, the Form 10, the Distribution and the consummation of the transactions contemplated hereby and thereby will be borne by eBay and (b) all out-of-pocket fees, costs and expenses incurred following the Effective Time will be borne by the Party or its applicable Subsidiary incurring such fees, costs or expenses.

10.11 Headings. The article, section and paragraph headings contained in this Agreement and in the Ancillary Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or any Ancillary Agreement.

10.12 Survival of Covenants. Except as expressly set forth in this Agreement or any Ancillary Agreement, the covenants, representations and warranties contained in this Agreement and each Ancillary Agreement, and Liability for the breach of any obligations contained herein, shall survive the Separation and the Distribution and shall remain in full force and effect in accordance with their terms.

10.13 Waivers of Default. Waiver by a Party of any default by the other Party of any provision of this Agreement or any Ancillary Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by a Party in exercising any right, power or privilege under this Agreement or any Ancillary Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

10.14 Specific Performance. Subject to the provisions of Article VII, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the Party or Parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief in respect of its or their rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.

10.15 Amendments. No provisions of this Agreement or any Ancillary Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

10.16 Interpretation. In this Agreement and any Ancillary Agreement, (a) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires; (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement (or the applicable Ancillary Agreement) as a whole (including all of the Schedules, Exhibits and Appendices hereto and thereto) and not to any particular provision of this Agreement (or such Ancillary Agreement); (c) Article, Section, Schedule, Exhibit and Appendix references are to the Articles, Sections, Schedules, Exhibits and Appendices to this Agreement (or the applicable Ancillary Agreement) unless otherwise specified; (d) unless otherwise stated, all references to any agreement shall be deemed to include the exhibits, schedules and annexes to such agreement; (e) the word “including” and words of similar import when used in this Agreement (or the applicable Ancillary Agreement) shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) unless otherwise specified in a particular case, the word “days” refers to calendar days; (h) references to “business day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions are generally authorized or required by law to close in the United States or San Jose, California; (i) references herein to this Agreement or any other agreement contemplated herein shall be deemed to refer to this Agreement or such other agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified; and (j) unless expressly stated to the contrary in this Agreement or in any Ancillary Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to [•], 201[•].

10.17 Limitations of Liability. Notwithstanding anything in this Agreement to the contrary, neither PayPal or any member of the PayPal Group, on the one hand, nor eBay or any member of the eBay Group, on the other hand, shall be liable under this Agreement to the other for any indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other arising in connection with the transactions contemplated hereby (other than any such Liability to the extent payable to a Third-Party with respect to a Third-Party Claim).

10.18 Performance. eBay will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the eBay Group. PayPal will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the PayPal Group. Each Party (including its permitted successors and assigns) further agrees that it will (a) give timely notice of the terms, conditions and continuing obligations contained in this Agreement and any applicable Ancillary Agreement to all of the other members of its Group and (b) cause all of the other members of its Group not to take any action or fail to take any such action inconsistent with such Party’s obligations under this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby.

10.19 Mutual Drafting. This Agreement and the Ancillary Agreements shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Separation and Distribution Agreement to be executed by their duly authorized representatives.

[•]

By:
Name:
Title:

[•]

By:
Name:
Title:

[Signature Page to Separation and Distribution Agreement]